Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

amended and restated as of August 6, 2014

among

MACDERMID HOLDINGS, LLC,

MACDERMID, INCORPORATED and
PLATFORM SPECIALTY PRODUCTS CORPORATION (F/K/A PLATFORM ACQUISITION HOLDINGS LIMITED)
as the Borrowers,

CERTAIN SUBSIDIARIES OF MACDERMID HOLDINGS, LLC, and
PLATFORM SPECIALTY PRODUCTS CORPORATION as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent,

______________________________

BARCLAYS BANK PLC
as Sole Lead Arranger and Sole Bookrunner

i

4.03	Reinstatement	87
4.04	Certain Additional Waivers	87
4.05	Remedies	88
4.06	Rights of Contribution	88
4.07	Guarantee of Payment; Continuing Guarantee	88

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		88

5.01	Reserved.	88
5.02	Conditions to all Credit Extensions	88

ARTICLE VI REPRESENTATIONS AND WARRANTIES		89

6.01	Existence, Qualification and Power; Compliance with Laws	89
6.02	Authorization; No Contravention	89
6.03	Governmental Authorization; Other Consents	89
6.04	Binding Effect	90
6.05	Financial Statements; No Material Adverse Effect	90
6.06	Litigation	90
6.07	No Default	90
6.08	Properties	91
6.09	Environmental Compliance	91
6.10	Insurance	92
6.11	Taxes	92
6.12	ERISA Compliance	93
6.13	Subsidiaries; Equity Interests	93
6.14	Margin Regulations; Investment Company Act	93
6.15	Disclosure	93
6.16	Compliance with Laws	94
6.17	Intellectual Property; Licenses, Etc	94
6.18	Solvency	94
6.19	Casualty, Etc	94
6.20	Perfection, Etc	94
6.21	Swap Obligations	94
6.22	Labor Matters	94
6.23	OFAC and FCPA	95
6.24	Senior Indebtedness	95
6.25	Centre of Main Interests and Establishments	95

ARTICLE VII AFFIRMATIVE COVENANTS		95

7.01	Financial Statements	95
7.02	Certificates; Other Information	96
7.03	Notices	98
7.04	Payment of Obligations	99
7.05	Preservation of Existence, Etc	99
7.06	Maintenance of Properties	99
7.07	Maintenance of Insurance	99
7.08	Compliance with Laws	99
7.09	Books and Records	99
7.10	Inspection Rights	100

7.11	Use of Proceeds	100
7.12	Additional Collateral	100
7.13	Compliance with Environmental Laws	103
7.14	Further Assurances	104
7.15	Collateral and Guarantee Limitations.	104
7.16	Credit Rating	104
7.17	Post-Closing Matters	105
7.18	OFAC and FCPA	105

ARTICLE VIII NEGATIVE COVENANTS		105

8.01	Liens	105
8.02	Indebtedness	106
8.03	Fundamental Changes	109
8.04	Dispositions	110
8.05	Restricted Payments	111
8.06	Change in Nature of Business	112
8.07	Transactions with Affiliates	113
8.08	Burdensome Agreements	113
8.09	Use of Proceeds	114
8.10	Financial Covenants	114
8.11	Amendments of Organization Documents and Certain Other Agreements	115
8.12	Accounting Changes	115
8.13	Sale and Leaseback Transactions	115
8.14	No Other “Designated Senior Indebtedness”	115
8.15	COMI Shift	115
8.16	UK Pensions	115

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		116

9.01	Events of Default	116
9.02	Remedies Upon Event of Default	118
9.03	Application of Funds	119

ARTICLE X THE AGENTS AND THE ARRANGER		119

10.01	Appointment and Authority	119
10.02	Delegation of Duties	120
10.03	Rights as a Lender	120
10.04	Exculpatory Provisions	120
10.05	Reliance by Agents	121
10.06	Non-Reliance on Agents and Other Lenders	122
10.07	Resignation of Agent	122
10.08	Administrative Agent May File Proofs of Claim	122
10.09	Collateral and Guaranty Matters	123
10.1	No Other Duties, Etc	124

ARTICLE XI MISCELLANEOUS		124

11.01	Amendments, Etc	124
11.02	Notices and Other Communications; Facsimile Copies	125

11.03	No Waiver; Cumulative Remedies	127
11.04	Expenses; Indemnity; Damage Waiver	127
11.05	Payments Set Aside	129
11.06	Successors and Assigns	129
11.07	Confidentiality	134
11.08	Setoff	135
11.09	Interest Rate Limitation	136
11.10	Counterparts	136
11.11	Integration	136
11.12	Survival of Representations and Warranties	136
11.13	Severability	136
11.14	Tax Forms	137
11.15	Replacement of Lenders	138
11.16	Governing Law	137
11.17	Binding Effect	139
11.18	Waiver of Right to Trial by Jury	140
11.19	USA PATRIOT Act Notice	140
11.20	Waiver of Notice of Termination	140
11.21	Headings	140
11.22	Reserved	140
11.23	Judgment Currency	140
11.24	Co-Borrowers.	141

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(c)	Mortgaged Properties
1.01(d)	Existing Investments
1.01(e)	Dormant Subsidiaries
1.01(f)	Subsidiary Guarantors
2.01	Commitments and Pro Rata Shares
6.06	Litigation
6.09	Environmental Matters
6.12	ERISA
6.13	Subsidiaries
6.17	Intellectual Property Matters
6.22	Labor Matters
7.17	Post-Closing Matters
8.01(c)	Existing Liens
8.02	Existing Indebtedness
8.04	Certain Dispositions
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Assignment and Assumption
B	Committed Loan Notice
C	Compliance Certificate
D	Intellectual Property Security Agreement
E	Reserved

F	Mortgage
G	Perfection Certificate
H	Pledge and Security Agreement
I	Subsidiary Joinder Agreement
J-1	Term Loan Note
J-2	Dollar Revolving Note
J-3	Multicurrency Revolving Note
K	L/C Credit Extension Request
L	Prepayment Notice

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement is amended and restated as of August 6, 2014 among MACDERMID HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), MACDERMID, INCORPORATED, a Connecticut corporation (“MacDermid”), as a Revolving Credit Borrower and a Term Loan Borrower (each as defined below), PLATFORM SPECIALTY PRODUCTS CORPORATION (F/K/A PLATFORM ACQUISITION HOLDINGS LIMITED) (“PSP”), as a Revolving Credit Borrower and a Term Loan Borrower, certain Subsidiaries of Holdings and PSP from time to time party hereto (each a “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and L/C Issuer, with CREDIT SUISSE SECURITIES (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”).

WHEREAS, MacDermid is party to that certain First Lien Credit Agreement dated as of June 7, 2013, among MacDermid, the several lenders and other parties from time to time parties thereto and Credit Suisse AG, as administrative agent and collateral agent (the “Existing First Lien Credit Agreement”);

WHEREAS, pursuant to that certain Resignation and Appointment Agreement dated as of October 31, 2013, Credit Suisse AG, the Current Collateral Agent and Current Administrative Agent (each as defined therein), has resigned as collateral agent and administrative agent effective as of the Amendment No. 1 Effective Date and Barclays Bank PLC shall serve as Successor Collateral Agent and Successor Administrative Agent (each as defined therein) in such capacities from and after the Amendment No. 1 Effective Date;

WHEREAS, the Existing First Lien Credit Agreement was amended and restated on October 31, 2013 pursuant to Amendment No. 1 (the “Existing Amended and Restated Credit Agreement”); and

WHEREAS, the Required Lenders and other parties to Amendment No. 2 have agreed to amend and restate the Existing Amended and Restated Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by such parties that the Loans and any Letters of Credit outstanding as of the Amendment No. 2 Effective Date and other “Obligations” under (and as defined in) the Existing Amended and Restated Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Amended and Restated Credit Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Amendment No. 2 Effective Date), and all references to the Existing Amended and Restated Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof; provided that (1) the grants of security interests, Mortgages and Liens under and pursuant to the Loan Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations of MacDermid and the other Loan Parties under the Existing Amended and Restated Credit Agreement and this Agreement and each other Loan Document and each of the foregoing shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby or by Amendment No. 2, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement, (2) the letters of credit identified on Schedule 1.1(a) hereto shall be deemed to be Letters of Credit for all purposes under this Agreement and (3) it is agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Amended and Restated Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01   Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity” has the meaning specified in the definition of “Permitted Acquisition”.

“Acquired Indebtedness” means with respect to any specified Person (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, provided such Indebtedness is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act” has the meaning specified in Section 11.19.

“Additional Borrower” has the meaning specified in Section 2.14(a); provided, that, for purposes of Section 11.24 no Borrower organized outside of the United States shall be deemed an Additional Borrower.

“Adjustment Date” has the meaning specified in the definition of “Applicable Pricing Grid.”

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify MacDermid and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisory Agreement” means the Advisory Services Agreement, dated as of October 31, 2013 between PSP and Mariposa Capital, LLC.

“Affiliate” means, with respect to any Person, another Person (other than, in the case of the Loan Parties, a Subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Governs or is Governed by or is under common Governance with the Person specified. “Govern” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Governing” and “Governed” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Governed by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agents” has the meaning specified in Section 10.01(b).

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Dollar Revolving Credit Commitments” means, as of the date of determination thereof, the sum of all Dollar Revolving Credit Commitments of all Dollar Revolving Lenders at such date.

“Aggregate Dollar Revolving Credit Exposure” means, at any time, the sum of (i) the unused portion of the Dollar Revolving Credit Commitment then in effect and (ii) the Dollar Total Outstandings at such time.

“Aggregate Multicurrency Revolving Credit Commitments” means, as of the date of determination thereof, the sum of all Multicurrency Revolving Credit Commitments of all Multicurrency Revolving Lenders as of such date.

“Aggregate Multicurrency Revolving Credit Exposure” means, at any time, the sum of (i) the unused portion of the Multicurrency Revolving Credit Commitment then in effect and (ii) the Multicurrency Total Outstandings at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (i) the unused portion of the Revolving Credit Commitment then in effect and (ii) the Total Outstandings at such time.

“Agreed Security Principles” has the meaning specified in Schedule 2 to the Amendment No. 2.

“Agreement” means this Second Amended and Restated Credit Agreement.

“Alternate Currency LIBO Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Alternative Currency” means, with respect to Multicurrency Revolving Credit Loans or a New Term Loan Facility, Yen, Euros and Pounds Sterling.

“Amendment No. 1” means that certain Amendment No. 1 dated as of October 31, 2013 by and among the Borrowers, the other Loan Parties, the Administrative Agent, the Collateral Agent, the Required Lenders party thereto and the other parties thereto.

“Amendment No. 1 Effective Date” shall have the meaning assigned to such term in Amendment No. 1.

“Amendment No. 1 Transactions” means that Acquisition, the Resignation and Appointment (as defined in Amendment No. 1), the Refinancing (as defined in Amendment No. 1) and the other transactions contemplated by Amendment No. 1.

“Amendment No. 2” means that certain Amendment No. 2 dated as of August 6, 2014 by and among the Borrowers, the other Loan Parties, the Administrative Agent, the Collateral Agent, the Required Lenders party thereto and the other parties thereto.

“Amendment No. 2 Effective Date” shall have the meaning assigned to such term in Amendment No. 2.

“Anticipated Cure Deadline” shall have the meaning assigned to such term in Section 8.10(b).

“Applicable Pricing Grid”:  the table set forth below:

First Lien Net Leverage Ratio	Applicable Rate for Eurocurrency Rate Loans	Applicable Rate for Base Rate Loans
Less than 3.25 to 1.00	2.75%	1.75%
Greater than or equal to 3.25 to 1.00	3.00%	2.00%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Rate resulting from changes in the First Lien Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 7.01 and shall remain in effect until the next change to be effected pursuant to this paragraph; provided, that, in no event shall the Applicable Rate for Eurocurrency Rate Loans and Applicable Rate for Base Rate Loans be less than 3.00% and 2.00%, respectively, prior to September 30, 2014; provided, further, that in no event shall the Applicable Rate for Eurocurrency Rate Loans and Applicable Rate for Base Rate Loans be less than 3.00% and 2.00%, respectively, unless, at the time the First Lien Net Leverage Ratio is calculated in accordance with this paragraph, the Total Net Leverage Ratio is less than 5.75 to 1.00.  If any financial statements referred to above are not delivered within the time periods specified in Section 7.01, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Applicable Rate” means (a) with respect to any Tranche B Term Loan or Revolving Loan that is (i) a Eurocurrency Rate Loan, 3.00% per annum and (ii) a Base Rate Loan, 2.00% per annum, (b) with respect to the Letter of Credit Fees, 3.00% per annum and (c) with respect to the Commitment Fee, 0.50% per annum; provided that, on and after the Adjustment Date, the Applicable Rate with respect to any Tranche B Term Loan will be determined pursuant to the Applicable Pricing Grid.

 “Approved Fund” has the meaning specified in Section 11.06(g).

“Approved Member State” means each of the following: Belgium, Canada, France, Germany, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.

“Arranger” means Barclays Bank PLC.

“Asset Sale” means the Disposition (by way of merger, casualty, condemnation or otherwise) by PSP or any of the Restricted Subsidiaries to any Person other than a Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Restricted Subsidiaries (other than directors’ qualifying shares and employee options granted in the ordinary course of business) or (b) any other assets of PSP or any of the Restricted Subsidiaries, including Equity Interests of any Person that is not a Subsidiary (other than (i) inventory disposed of in the ordinary course of business, or the disposition of obsolete, worn out or no longer useful assets, scrap and Cash Equivalents and (ii) dispositions between the Restricted Subsidiaries permitted by Section 8.04(c) or clause (c) of the definition of Permitted Intercompany Transaction with respect to acquisitions by a Subsidiary of the Borrowers that is not a Loan Party); provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $5,000,000 in any single transaction or series of related transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignee Group” means, with respect to any Lender, such Lender’s Affiliates and Approved Funds with respect to such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A or such other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of MacDermid and its Restricted Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of MacDermid and its Restricted Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Autotype Asset Sale” means the sale of the equity interests (and/or substantially all of the assets) of Autotype Holdings (USA) Inc., an Illinois corporation, and MacDermid Autotype Ltd, a UK company.

“Availability Period” means the period after the Closing Date, in each case, to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Amount” means, at any time (the “Reference Date”), an amount equal to the sum, without duplication, of an amount equal to (i)(x) the cumulative amount of Excess Cash Flow for all fiscal years of PSP completed after the Closing Date (commencing with the fiscal year ending on December 31, 2014) and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been (or will be) after the Closing Date and on or prior to the Reference Date required to be offered to prepay the Loans in accordance with Section 2.05(b) (without giving effect to any dollar-for-dollar reduction in respect of voluntary prepayments of the Loans as therein provided) plus (ii) to the extent not (A) included in clause (i) above (or Consolidated Net Income of the Borrowers) or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by any Borrower or any Restricted Subsidiary from any Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date and prior to the Reference Date in respect of Investments made by the Borrowers or any Restricted Subsidiary in reliance on the Available Amount plus (iii) to the extent not (A) included in clause (i) above (or Consolidated Net Income of the Borrowers) or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the Investments of the Borrowers and their Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into any Borrower or any of their respective Restricted Subsidiaries (up to the lesser of (x) the fair market value (as determined in good faith by the Borrowers) of the investments of the Borrowers and their respective Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (y) the fair market value (as determined in good faith by the Borrowers) of the original investments by the Borrowers and their respective Restricted Subsidiaries in such Unrestricted Subsidiary) plus (iv) to the extent not (A) included in clause (i) above (or Consolidated Net Income of the

Borrowers), (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay the Loans in accordance with Section 2.05(b), the aggregate amount of all Net Cash Proceeds received by any Borrower or any Restricted Subsidiary in connection with the sale, transfer or other Disposition of its ownership interest in any Unrestricted Subsidiary, to the extent that the original Investments in such Unrestricted Subsidiary were made in reliance on the Available Amount minus (v) the sum, without duplication, of the aggregate amount of Restricted Payments made pursuant to Section 8.05(k) by all Loan Parties after the Closing Date and on or prior to the Reference Date.

 “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Eurocurrency Rate determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a Eurocurrency Rate Loan with a one-month Interest Period plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bookrunner” mean Barclays Bank PLC.

“BorrowerMaterials” has the meaning specified in Section 7.02.

“Borrower Notice” has the meaning specified in Section 7.12(b)(iv).

“Borrowers” means the Revolving Credit Borrowers, the Term Loan Borrowers and each Additional Borrower (and each, a “Borrower”).

“Borrowing” means a Term Loan Borrowing, a Dollar Revolving Credit Borrowing or a Multicurrency Revolving Credit Borrowing, as the context may require.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market; (b)(i) when such term is used for the purposes of determining the date on which the Eurocurrency Rate is determined for any loan denominated in Euros for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, a Target Operating Day or a day of the year on which banks are not required or authorized to close in New York; and (ii) for notices, determinations, fundings and payments in connection with any Loan denominated in Euros, a Target Operating Day or a day of the year on which banks are not required or authorized to close in New York; and (c) when such term is used for purposes of determining all notices, determinations, fundings and payments in connection with, and payments of principal and interest on, Loans denominated in Yen, any day which is a Business Day described in clause (a) and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Tokyo, Japan.

“Cancelled L/Cs” has the meaning assigned to such term in Section 2.03(n).

“Capital Expenditures” means, for any period, with respect to any Person, without duplication (a) the net additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) capital lease obligations incurred by such Person and its consolidated subsidiaries during such period.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Restricted Subsidiaries free and clear of all Liens:

(a) (i)  readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) securities issued by any state or municipality within the United States of America (or, in the case of securities arising from student loans, approved by any such state or municipality) that are rated “A-1” or better by S&P or “P-1” or better by Moody’s or the equivalent rating from any other nationally recognized rating agency, and (iii) securities issued or fully guaranteed or insured by any Approved Member State, or an agency or instrumentality thereof (provided, that the full faith and credit of the applicable Approved Member State is pledged in support of those securities) and having maturities of not more than one year;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as Current Assets of the Borrowers or any of their Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Payout Option” means, with respect to each Plan Investor, the option of such Person to receive a payment in cash in exchange for such Person’s Equity Interests in MacDermid pursuant to and in accordance with the Exchange Agreement dated as of October 25, 2013.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means, an event or series of events by which:

(a)           a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (x) any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) Martin E. Franklin or Daniel H. Leever) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the fully vested right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% of the equity securities of PSP entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right),

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of PSP cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors),

(c) Holdings and the Earnout Investors, in the aggregate, shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in MacDermid free and clear of all Liens (other than Liens created by the Pledge and Security Agreement and non-consensual Liens permitted under Section 8.01),

(d) PSP and the Earnout Investors, in the aggregate, shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdings free and clear of all Liens (other than Liens created by the Pledge and Security Agreement and non-consensual Liens permitted under Section 8.01), or

(d)           any change of control (or similar event, however denominated) with respect to PSP or any Restricted Subsidiary shall occur under any indenture or agreement in respect of Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount to which PSP or any Restricted Subsidiary is a party.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.

“Closing Date” means June 7, 2013.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as specifically provided otherwise).

“Collateral” means all of the “Collateral” or “Pledged Collateral” referred to in the Collateral Documents, the Domestic Mortgaged Property, the Foreign Mortgaged Property and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 7.12 and/or Amendment No. 2, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of any Secured Party.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form approved by the Administrative Agent.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Letter” means that certain Commitment Letter dated as of October 10, 2013, between Platform Acquisition Holdings Limited and Barclays Bank PLC.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form approved by the Administrative Agent and acceptable to MacDermid.

“Confidential Information Memorandum” means the Confidential Information Memorandum of MacDermid dated May, 2013.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Charges for such period, (ii) consolidated income tax expense for such period (including any franchise taxes imposed in lieu of income taxes and any income taxes that would be payable if the entity were to become a taxable entity for purposes of federal, state or local income taxes), (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges, expenses or losses (including, but not limited to, non-cash rent expense, impairment of goodwill or other intangible assets and exchange rate losses) of PSP or any of its Restricted Subsidiaries for such period (excluding any such charge, expense or loss incurred that constitutes an accrual of or a reserve for cash charges for any future period or an amortization of a prepaid cash expense paid in a prior period or writeoff or writedown of reserves with respect to current assets); provided, however, that cash payments made in such period or in any future period in respect of such non-cash items (excluding any non-cash items to the extent representing an accrual for a future cash expenditure) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, (v) any extraordinary, unusual, or non-recurring cash charges or expenses for such period (including (i) payment of any prepayment premium pursuant to and in accordance with the Second Lien Credit Agreement (as defined in the Existing First Lien Credit Agreement) and (ii) restructuring charges and severance, retention bonuses or other similar one time compensation payments made to employees of PSP or any of its Restricted Subsidiaries or made in connection with a Permitted Acquisition), (vi) deferred compensation, stock-option or employee benefits-based and other equity-based compensation expenses for such period, (vii) transaction fees and expenses in connection with the Transactions and the Platform Acquisition for such period, (viii) transaction fees, costs and expenses during such period in connection with any investment (including any Permitted Acquisition) or issuance of Equity Interests, in each case, to the extent permitted under this Agreement and whether or not such investment, issuance of Equity Interests or acquisition shall have been consummated, (ix) losses to the extent reimbursable by third parties in connection with any Permitted Acquisition, as determined in good faith by the Borrowers, for such period; provided, however, that if the Administrative Agent, acting reasonably, determines in such period or the immediately succeeding period that such losses, or any portion thereof (which, in each case, were included in Consolidated EBITDA in such period or such immediately preceding period pursuant to this clause (ix)), are no longer reimbursable or are not likely to be reimbursed, then such losses, or any portion thereof, shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in each such applicable period, (x) unrealized losses in respect of Obligations under Swap Contracts during such period, (xi) any loss or expense during such period from discontinued operations or any loss or expense incurred in connection with the disposal of discontinued operations in accordance with GAAP (or if not in accordance with GAAP as otherwise reasonably acceptable to the Administrative Agent), (xii) fees paid during such period in accordance with the Advisory Agreement as in effect on the Amendment No. 1 Effective Date, (xiii) non-cash charges or amounts recorded in connection with purchase accounting for such period (including any applicable to future Permitted Acquisitions), (xiv) non-cash purchase accounting adjustments during such period relating to the writedown of deferred revenue (whether billed or unbilled) that are the result of accounting for any acquisition, (xv) fees, costs and expenses incurred under this Agreement for such period, (xvi) the cumulative effect of a change in accounting principles for such period and to the extent permitted by Section 1.03(b), (xvii) expenses during such period in connection with the settlement of any litigation or claim involving PSP or its Restricted Subsidiaries, (xviii) debt discount and debt issuance costs, fees, charges and commissions during such period, in each case incurred in connection with Indebtedness permitted to be incurred hereunder (whether or not such Indebtedness has been incurred), (xix) the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrowers in good faith to be realized during such period (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any established cost reduction program, acquisition or disposition by PSP or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrowers shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 7.02(a), certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable as determined in good faith by the Borrowers, and (y) such actions are to be taken within 12 months after the consummation of the establishment of the cost reduction program or the acquisition or disposition, which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) the aggregate amount of add backs made pursuant to this clause (xix) shall not exceed an amount equal to 15% of Consolidated

EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xix)), (xx) the amount of any expense related to minority interests and (xxi) any loss resulting from the payment of earn-out obligations, and minus (b) without duplication (i) to the extent included in determining such Consolidated Net Income, any extraordinary, unusual, or non-recurring gains or income and all non-cash items of income or gains for such period, all determined on a consolidated basis in accordance with GAAP, (ii) unrealized gains in respect of Obligations under Swap Contracts and (iii) any gains resulting from the payment of earn-out obligations; provided that solely for purposes of calculating the First Lien Net Leverage Ratio and the Total Net Leverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity acquired by any Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a Pro Forma Basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by any Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated First Lien Indebtedness” means Consolidated Indebtedness that is secured by a first priority Lien on assets of PSP or any Restricted Subsidiary.

“Consolidated Indebtedness” means, at any time, the aggregate amount of Indebtedness of PSP and its Restricted Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of capital lease obligations and Synthetic Lease Obligations) of PSP and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, (i) any amounts of premium or penalty payable in connection with the payment of make-whole amounts or other prepayment premiums payable in connection with any Indebtedness of PSP or any of its Restricted Subsidiaries, and (ii) all commissions, discounts and other fees and charges owed in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), plus (b) any interest accrued during such period in respect of Indebtedness of PSP or any of its Restricted Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and minus (c) any consolidated interest income of such Persons for such period, in each case as recorded by PSP pursuant to GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by PSP or any of its Restricted Subsidiaries with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, for any period, for PSP and its Restricted Subsidiaries on a consolidated basis, the net income (including, without duplication, interest income but excluding extraordinary gains and extraordinary losses, including such extraordinary items set forth in the definition of Consolidated EBITDA) of PSP and its Restricted Subsidiaries for that period determined before any reduction in respect of preferred stock dividends and any amounts attributable to minority interests in Platform Delaware Holdings, Inc.; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with any Borrower or any Restricted

Subsidiary or the date that such Person’s assets are acquired by any Borrower or any Restricted Subsidiary; provided, however, that such income or loss of such Person shall be included for such period to the extent Consolidated Net Income and Consolidated EBITDA are being calculated on a Pro Forma Basis in accordance with this Agreement, (c) the income of any Person (other than a Subsidiary (other than an Unrestricted Subsidiary)) in which any other Person (other than a Borrower or a wholly owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or a wholly owned Restricted Subsidiary by such Person during such period, and (d) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133.  For the avoidance of doubt, cash amounts used by PSP or its Subsidiaries to make purchases of debt (including, without limitation, purchases of Term Loans) shall not reduce Consolidated Net Income, nor will any non-cash gain associated with the cancellation of such purchased debt increase Consolidated Net Income.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Indebtedness outstanding on such date that is secured by a Lien on any asset or property of PSP or any of its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date, the total assets of PSP and its consolidated Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of PSP as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” has the meaning set out in section 38 or 47 of the UK Pensions Act 2004.

“Control Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is incurred to refinance, in whole or in part, existing Term Loans (“Refinanced Debt”); provided, further, that (i) the final maturity date of any such Indebtedness, (x) in the case of any Permitted Equal Priority Refinancing Debt, shall be no earlier than the maturity date of the Refinanced Debt and (y) in the case of any Permitted Junior Priority Refinancing Debt and/or any Permitted Unsecured Refinancing Debt, shall be at least 91 days beyond the final maturity date for the Refinanced Debt, (ii) the weighted average life to maturity of any such Indebtedness shall be no shorter than the weighted average life to maturity of the Refinanced Debt, (iii) there shall be no obligors in respect of any such Indebtedness that are not Loan Parties, (iv) the covenants, events of default and other terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates, margins and floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are substantially identical in all material respects to, or less favorable to the persons providing any such Indebtedness than, those applicable to the Refinanced Debt (other than covenants, events of default and other terms and conditions applicable only to periods after the Latest Maturity Date), (v) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 8.02, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing and (vi) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, in each case, in accordance with this Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CT L/C Replacement Date” has the meaning assigned to such term in Section 2.03(n).

“CT L/Cs” has the meaning assigned to such term in Section 2.03(n).

“Cure Amount” shall have the meaning assigned to such term in Section 8.10(b).

“Cure Right” shall have the meaning assigned to such term in Section 8.10(b).

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of PSP and its Restricted Subsidiaries in accordance with GAAP.

“Current Liabilities” means, at any time, the consolidated current liabilities of PSP and its Restricted Subsidiaries at such time in accordance with GAAP, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of MacDermid and the Administrative Agent acting together in good faith, a customary intercreditor agreement including with respect of Foreign Subsidiaries, customary European style intercreditor protections, in form and substance reasonably acceptable to the Administrative Agent and MacDermid, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank junior to the Liens on the Collateral securing the Obligations, at the option of the Borrowers and the Administrative Agent acting together in good faith, a customary intercreditor agreement including with respect of Foreign Subsidiaries, customary European style intercreditor protections, in form and substance reasonably acceptable to the Administrative Agent and the Borrowers, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Dollar Revolving Lender” shall have the meaning assigned to such term in Section 2.15(a)(iii)(C).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and MacDermid in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified MacDermid, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or MacDermid, to confirm in writing to the Administrative Agent and MacDermid that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and MacDermid), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any applicable bankruptcy law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to MacDermid, each L/C Issuer and each Lender.

“Designation Date” has the meaning set forth in Section 2.16(d).

“Disclosed Litigation” has the meaning set forth in Section 6.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interest have the right to require a Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that such Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 8.05.

“Distribution Amount” has the meaning set forth in Section 8.05(a).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on the applicable Valuation Date, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.08 using the applicable Exchange Rate with respect to Euros, Pounds Sterling or Yen, as applicable, at the time in effect on the Valuation Date under the provisions of such Section 1.08.

 “Dollar Revolving Credit Borrowing” means a borrowing consisting of simultaneous Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Dollar Revolving Lenders pursuant to Section 2.01(b).

 “Dollar Revolving Credit Commitment” means, as to each Dollar Revolving Lender, (i) its obligation to (a) make Dollar Revolving Credit Loans to the Revolving Credit Borrowers pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Dollar Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and (ii) any commitment by such Lender that is included as part of an Incremental Revolving Facility, as such amount may be adjusted from time to time in accordance with this Agreement.

“Dollar Revolving Credit Facility” has the meaning specified in the definition of “Facility”.

“Dollar Revolving Credit Loan” means, (i) the Initial Dollar Revolving Credit Loans and (ii) Extended Dollar Revolving Loans, as the context may require.

“Dollar Revolving Lender” means, at any time, any Lender that has a Dollar Revolving Credit Commitment or an outstanding Dollar Revolving Credit Loan at such time.

“Dollar Revolving Note” has the meaning specified in Section 2.11(a).

“Dollar Total Outstandings” means the aggregate Outstanding Amount of all Dollar Revolving Credit Loans and all L/C Obligations.

“Domestic Mortgaged Property” means (a) each owned Real Property located in the United States of America and identified as a “Mortgaged Property” on Schedule 1.01(c) and (b) each Material Real Property located in the United States of America, if any, owned by any Loan Party and which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.12.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States; provided that, for the avoidance of doubt, NAIP shall not be treated as a Domestic Subsidiary.

“Dutch Auction” means an auction conducted by PSP or one of its Restricted Subsidiaries in order to purchase Term Loans of any Tranche in accordance with the procedures as may be agreed to between the Administrative Agent and the Borrowers.

“Earnout Investors” means (a) members of management and other employees or former employees of MacDermid who are either (i) holders (directly or indirectly) of Equity Interests in MacDermid or Holdings on the Amendment No. 1 Effective Date, (ii) making a direct or indirect investment in Tartan Holdings, LLC contemporaneous with the consummation of the Transaction or (iii) acquiring (directly or indirectly) Equity Interests in Tartan Holdings, LLC at any time thereafter in accordance with and pursuant to any equity plan or arrangement; or (b) any Plan that holds Equity Interests in MacDermid on the Amendment No. 1 Effective Date.

“Eligible Assignee” has the meaning set forth in Section 11.06(g).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Environmental Liability, or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, agreements or governmental restrictions relating to pollution, the protection of human health or the environment, or the Release of any Hazardous Materials into the environment, including those related to hazardous materials, substances or wastes (including the exposure thereto), air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) any violation of, or liability pursuant to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed, retained or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, registration, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale by Holdings or a Borrower of any Equity Interests of Holdings or such Borrower, as applicable, or the receipt by Holdings or a Borrower of any capital contribution, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with any Borrower is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means, to the extent that it would result in material liability to the Loan Parties, taken as a whole, (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (g) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Code); (i) the assertion of a material claim (other than routine individual claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of their respective ERISA Affiliates in connection with any Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the

Code; or (k) any other event or condition with respect to any Plan that would reasonably be expected to result in material liability of the Loan Parties, taken as a whole.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Liabilities” has the meaning specified in Section 3.04(c).

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan (i) that is a Term Loan, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (A) the Eurodollar Rate in effect for such Interest Period and (B) Statutory Reserves and (ii) that is a Revolving Credit Loan, an interest rate per annum equal to the product of (A) the Eurodollar Rate in effect for such Interest Period and (B) Statutory Reserves.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurodollar Rate” means for any Interest Period: (A) as to any Eurocurrency Rate Loan denominated in Dollars, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “US LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the US LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurocurrency Rate Loan for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if US LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the US LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the Eurodollar Rate will be deemed to be zero, (B) as to any Eurocurrency Rate Loan denominated in Euros, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the European interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the EURIBOR01) (the “EURO LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (Brussels, Belgium time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the EURO LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurocurrency Rate Loan for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest

Period; provided that if EURO LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the EURO LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the Eurodollar Rate will be deemed to be zero and (C) as to any Eurocurrency Rate Loan denominated in an Alternative Currency other than Euros, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (the “Alternate Currency LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in such Alternate Currency, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Alternate Currency LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurocurrency Rate Loan for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if Alternate Currency LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the Alternate Currency LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the Eurodollar Rate will be deemed to be zero.

“EURO LIBO Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any fiscal year of PSP, (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of PSP and its Restricted Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year (excluding any changes in working capital due to the effects of purchase accounting adjustments)) minus (b) the sum, without duplication, of (i) the amount of any taxes paid in cash by PSP and its Restricted Subsidiaries with respect to such fiscal year (including any franchise taxes imposed in lieu of income taxes), (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) the amount of any Capital Expenditures and the cash used during such period for investments (including any Permitted Acquisition) made by PSP and its Restricted Subsidiaries, in each case, to the extent permitted under this Agreement (whether or not such Capital Expenditure, investment or acquisition shall have been consummated) and that are made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than Voluntary Prepayments and mandatory prepayments of Loans under Section 2.05(b)) made in cash by PSP and its Restricted Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the cash amounts added back to Consolidated EBITDA during such fiscal year pursuant to the definition of such term (excluding, for the avoidance of doubt, amounts added back to Consolidated EBITDA pursuant to clauses (a)(i) and (ii) in the definition thereof to the extent such amounts are otherwise deducted from Excess Cash Flow pursuant to this clause (b)), (vi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vii) cash earnout and royalty payments made during such fiscal year to former owners of Acquired Entities that were not deducted as expenses in determining Consolidated Net Income, (viii) the aggregate amount of Restricted Payments made in cash during such fiscal year in accordance with Section 8.05(a) and (ix) the aggregate amount of any fees and expenses paid in cash during such fiscal year in connection with any Indebtedness permitted to be incurred pursuant to Section 8.02 (whether or not consummated).

“Exchange Rate” means on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency.  In the event that such rate does not appear on any Bloomberg Key Cross-Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and MacDermid, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m. (London time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with MacDermid, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is disregarded as a separate entity for U.S. federal income tax purposes and owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries (held directly or indirectly through one or more disregarded entities).

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Unrestricted Subsidiary or (iii) any Subsidiary that is excluded from Guaranteeing the Obligations pursuant to the Agreed Security Principles.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Amended and Restated Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 12, 2007, among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp. and MacDermid, Incorporated (as successor to Matrix Acquisition Corp.), a Connecticut corporation, certain subsidiaries of MacDermid, Incorporated from time to time party thereto, the lenders from time to time party thereto, Credit Suisse AG, as administrative agent and the other agents and parties party thereto from time to time.

“Existing Dollar Revolving Loans” has the meaning specified in Section 2.16(a).

“Existing Dollar Revolving Tranche” has the meaning specified in Section 2.16(a).

“Existing First Lien Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Indebtedness” means the obligations under the Existing Credit Agreement and the Existing Notes.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(a) hereto.

“Existing Loans” has the meaning specified in Section 2.16(a).

“Existing Mortgages” means those mortgages, deeds of trust or other agreements delivered in connection with the Existing Credit Agreement.

“Existing Multicurrency Revolving Loans” has the meaning specified in Section 2.16(a).

“Existing Multicurrency Revolving Tranche” has the meaning specified in Section 2.16(a).

“Existing Notes” means MacDermid’s 9 ½% Senior Subordinated Notes due 2017.

“Existing Revolving Loans” has the meaning specified in Section 2.16(a).

 “Existing Term Loans” has the meaning specified in Section 2.16(a).

“Existing Term Tranche” has the meaning specified in Section 2.16(a).

“Existing Tranche” has the meaning specified in Section 2.16(a).

“Extended Dollar Revolving Commitments” has the meaning specified in Section 2.16(a).

“Extended Dollar Revolving Tranche” has the meaning specified in Section 2.15(b)(i).

“Extended Loans” has the meaning specified in Section 2.16(a).

“Extended Multicurrency Revolving Commitments” has the meaning specified in Section 2.16(a).

“Extended Multicurrency Revolving Tranche” has the meaning specified in Section 2.16(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.16(a).

“Extended Revolving Tranche” has the meaning specified in Section 2.16(a).

“Extended Term Loans” has the meaning specified in Section 2.16(a).

“Extended Term Tranche” has the meaning specified in Section 2.16(a).

“Extended Tranche” has the meaning specified in Section 2.16(a).

“Extending Lender” has the meaning specified in Section 2.16(b).

“Extension” has the meaning specified in Section 2.16(b).

“Extension Amendment” has the meaning specified in Section 2.16(c).

“Extension Date” has the meaning specified in Section 2.16(c).

“Extension Election” has the meaning specified in Section 2.16(b).

“Extension Request” has the meaning specified in Section 2.16(a).

“Extension Request Deadline” has the meaning specified in Section 2.16(b).

“Facility” means each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Term Loan Facility”), (b) any New Term Loan Facility, (c) the Dollar Revolving Credit Commitments and the extensions of credit made thereunder (the “Dollar Revolving Credit Facility”), (d) the Multicurrency Revolving Credit Commitments and the extensions of credit made thereunder (the “Multicurrency Revolving Credit Facility”), as the context may require.

“Factoring Agreement” means an agreement by and between a Borrower or a Subsidiary of the Borrower and a Factoring Company pursuant to which such Borrower or such Subsidiary shall, pursuant to customary terms for the size and type of transaction involved, sell, transfer and assign its rights, title and interests in certain accounts receivable, specifically identified therein, to a Factoring Company.

“Factoring Company” means that certain Person party to any Factoring Agreement to whom a Borrower or a Subsidiary of a Borrower sells, transfers and assigns its right, title and interests in certain accounts receivable pursuant to the terms of such Factoring Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Support Direction” has the meaning set out in section 43 of the UK Pensions Act 2004.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Loan Party.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date minus the unrestricted cash and Cash Equivalents of the Borrowers and the Guarantors as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ending on such date.

“Flood Laws” has the meaning specified in Section 7.12(b)(iv).

“Foreign Borrower” means any Borrower that is that is not a US Borrower.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.12(d).

“Foreign Lender” has the meaning specified in Section 11.14(a).

“Foreign Plan” has the meaning specified in Section 6.12(d).

“Foreign Mortgaged Property” means each Material Real Property located outside of the United States of America, if any, owned by any Loan Party and which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.12.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” has the meaning assigned to such term in Section 11.24(a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each L/C Issuer, such Defaulting Lender’s Pro Rata Share of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” has the meaning specified in Section 11.06(g).

“Funding Borrower” has the meaning assigned to such term in Section 11.24.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Govern” has the meaning specified in the definition of “Affiliate.”

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including, without limitation, any agency of the European Union or similar monetary or multinational authority.

“Granting Lender” has the meaning specified in Section 11.06(b)(vii).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to Holdings and the Subsidiary Guarantors and, in addition, with respect to Obligations incurred by a Foreign Subsidiary, PSP and MacDermid.

“Guaranty” means, collectively, the Guaranty made by the Guarantors and PSP in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, an Arranger, the Bookrunner or a Lender, in each case at the time such applicable Secured Hedge Agreement is entered into, or an Affiliate of any of the foregoing, in its capacity as a party to a Secured Hedge Agreement.

“Holdings” has the meaning specified in the preamble hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means each Restricted Subsidiary designated as such by the Borrowers to the Administrative Agent in writing that meets all of the following criteria calculated on the Pro Forma Basis by reference to the most recently delivered set of financial statements delivered pursuant to Section 7.01(a):  (a) the consolidated total assets of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of the date of such statements, do not exceed an amount equal to 2.5% of the total assets of the Borrowers and their Restricted Subsidiaries as of such date; and (b) all assets of all Immaterial Subsidiaries, taken as a whole, for the four fiscal quarter period ending on such date do not exceed an amount equal to 5.0% of the total assets of the Borrowers and their Restricted Subsidiaries, taken as a whole, for such period.

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Incremental Amendment” has the meaning specified in Section 2.14.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Facility or Incremental Loans.

 “Incremental Facilities” has the meaning assigned to such term in Section 2.14(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.14(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of an Incremental Revolving Facility or Incremental Revolving Loans.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.14(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.14(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.14(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that they have put provisions that are exercisable during the term of this Agreement) or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           capital leases and Synthetic Lease Obligations; and

(f)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Notwithstanding the foregoing, however, Indebtedness shall not include any UK Pension Plan Liabilities and Obligations under The MacDermid Profit Sharing and Employee Stock Ownership Plan, the MacDermid Canning PLC Defined Benefit Pension Plan, The MacDermid Canning GmBH Defined Benefit Pension Plan, The MacDermid Chemical Taiwan LTD. Defined Benefit Pension Plan, The MacDermid, Incorporated Retiree Medical/Dental Plan, The MacDermid Supplement Executive Retirement Plan and The Nippon MacDermid Defined Benefit Pension Plan, The MacDermid Incorporated All Employees Pension Plan, another Foreign Plan, Foreign Government Scheme or Arrangement or another employee benefit plan.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Informational Website” has the meaning specified in Section 7.02.

“Initial Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(i).

“Initial Multicurrency Revolving Credit Loan” has the meaning specified in Section 2.01(ii).

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement to be executed and delivered by a Loan Party in accordance with the Agreed Security

Principles, substantially in the form of Exhibit D or such other form approved by the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or twelve months, if at the time of the relevant Borrowing, interest periods of such length are available to all applicable Lenders), as selected by any Borrower in its Committed Loan Notice; provided that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond, in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Interpolated Rate” means, in relation to the US LIBO Rate, EURO LIBO Rate or Alternate Currency LIBO Rate, as applicable, the rate which results from interpolating on a linear basis between:

(i)           the applicable US LIBO Rate, EURO LIBO Rate or Alternate Currency LIBO Rate, as applicable, for the longest period (for which that US LIBO Rate, EURO LIBO Rate or Alternate Currency LIBO Rate, as applicable, is available) which is less than the Interest Period of that Loan; and

(ii)           the applicable US LIBO Rate, EURO LIBO Rate or Alternate Currency LIBO Rate, as applicable, for the shortest period (for which that US LIBO Rate, EURO LIBO Rate or Alternate Currency LIBO Rate, as applicable, is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.23(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.23(a).

“Latest Maturity Date” shall mean, at any date, the latest maturity date of all classes of Loans or Commitments that are outstanding on such date.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, regulations or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“L/C Advance” means, with respect to each Dollar Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Dollar Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof, which shall be substantially in the form of Exhibit K hereto.

“L/C Issuer” means as the context may require, (i) with respect to any Existing Letter of Credit, Credit Suisse AG and (ii) with respect to any other Letter of Credit (other than an Existing Letter of Credit) Barclays Bank PLC or any Lender that may become an L/C Issuer pursuant to Section 2.03(l) or Section 2.03(m), with respect to Letters of Credit issued by such Lender.  The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  For the avoidance of doubt, Credit Suisse AG has no obligations to issue any Letters of Credit (other than Existing Letters of Credit) after the Closing Date

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Replacement Date” has the meaning assigned to such term in Section 2.03(n).

“L/C Resignation” has the meaning assigned to such term in Section 2.03(n).

“LCA Election” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“LCA Test Date” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify MacDermid and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” means the commitment of the L/C Issuer to issue Letters of Credit pursuant to Section 2.03.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Dollar Revolving Credit Facility.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).\

“Limited Condition Transaction” shall mean any acquisition or Investment by one or more of the Borrowers and their respective Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Term Loan or Revolving Credit Loan, an Extended Term Loan or an Extended Revolving Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Issuer Document, Amendment No. 1, Amendment No. 2, each joinder agreement referred to in Section 2.14, each Subsidiary Joinder Agreement, and the Collateral Documents.

“Loan Parties” means, collectively, Holdings, the Borrowers and each Restricted Subsidiary that is or becomes a party to a Loan Document.

“MacDermid” has the meaning specified in the preamble hereto.

“Majority Facility Lenders” means (a) with respect to the Term Loan Facility, the holders of a majority of the aggregate unpaid principal amount of the Tranche B Term Loan Commitments and Tranche B Term Loans outstanding under the Term Loan Facility, (b) with respect to the Revolving Credit Facility, the holders of a majority of the Aggregate Revolving Credit Exposure, (c) with respect to the Dollar Revolving Credit Facility, the holders of a majority of the Aggregate Dollar Revolving Credit Exposure and (d) with respect to the Multicurrency Revolving Credit Facility, the holders of a majority of the Aggregate Multicurrency Revolving Credit Exposure.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of PSP and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

 “Material Real Property” has the meaning specified in Section 7.12(b).

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to cash collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of any L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) for purposes of Section 2.15, an amount reasonably determined by the Administrative Agent and the applicable L/C Issuer.

“Minimum Eurocurrency Borrowing Amount” means, (i) with respect to Section 2.02(a)(2), a principal amount equal to the Dollar Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) with respect to Section 2.05(a)(ii), a principal amount equal to the Dollar Equivalent of $1,000,000 or a whole multiple of $500,000 in excess thereof.

“Minimum Extension Condition” has the meaning specified in Section 2.16(e).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a fee mortgage, deed of trust, deeds to secure debt, assignment of rents and leases or any other document, creating and evidencing a Lien on a Domestic Mortgaged Property or Foreign Mortgaged Property and delivered pursuant to Section 7.12, as may be amended, modified, supplemented, extended and/or consolidated from time to time, which shall be substantially in the form of Exhibit F or such other form reasonably satisfactory to the Administrative Agent, which in the case of any Domestic Mortgaged Property, shall be in the form of Mortgage substantially similar to the Existing Mortgage, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Multicurrency Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Multicurrency Revolving Lenders pursuant to Section 2.01(b).

 “Multicurrency Revolving Credit Commitment” means, as to each Multicurrency Revolving Lender, its obligation to make Multicurrency Revolving Credit Loans to the Revolving Credit Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Multicurrency Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Multicurrency Revolving Credit Facility” has the meaning specified in the definition of “Facility”.

“Multicurrency Revolving Credit Loan” means, (i) the Initial Multicurrency Revolving Credit Loans and (ii) Extended Multicurrency Revolving Tranche, as the context may require.

 “Multicurrency Revolving Lender” means, at any time, any Lender that has a Multicurrency Revolving Credit Commitment or an outstanding Multicurrency Revolving Credit Loan at such time.

“Multicurrency Revolving Note” has the meaning specified in Section 2.11(a).

“Multicurrency Total Outstandings” means the aggregate Outstanding Amount of all Multicurrency Revolving Credit Loans.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“NAIP” means Netherlands Agricultural Investment Partners LLC, a Delaware limited liability company.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by any Borrower or any Restricted Subsidiary in connection therewith and (C) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith; provided, however, that, if (x) the Borrowers shall deliver a certificate of a Responsible Officer of the Borrowers to the Administrative Agent at the time of receipt thereof setting forth the Borrowers’ intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrowers and the Restricted Subsidiaries within (1) 360 days of receipt of such proceeds or (2) if the Borrowers enter into a legally binding commitment to reinvest such proceeds within 360 days following receipt thereof, within the earlier of 180 days following the date such legally binding commitment is entered into and the date on which such legally binding commitment terminates or is abandoned without the consummation of the reinvestment contemplated thereby (such applicable period described in clause (1) or (2), the “Reinvestment Period”) and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of the Reinvestment Period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided, further, that any proceeds of such a Recovery Event (from settlement of insurance or otherwise) shall be remitted to the Borrowers so long as such proceeds are not deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrowers and the Restricted Subsidiaries in connection therewith.

“New Loan Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Commitments” mean the commitments in respect of any New Term Loan Facility.

“New Term Loan Facility” shall have the meaning assigned to such term in Section 2.14(a).

“New Term Loan Maturity Date” means the maturity date or expiration date of any New Term Loan.

“New Term Loans” means any advance made by a lender under a New Term Loan Facility.

“NFIP” has the meaning specified in Section 7.12(b)(iv).

“Non-Excluded Taxes” has the meaning specified in Section 3.01(a).

“Non-Extending Lender” has the meaning specified in Section 2.17(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” or “Notes” means the Term Loan Notes, the Dollar Revolving Notes and/or the Multicurrency Revolving Notes, individually or collectively, as appropriate.

“NPL” means the National Priorities List maintained by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Obligation Currency” shall have the meaning assigned to such term in Section 11.23(a).

“Obligation Aggregate Payments” has the meaning assigned to such term in Section 11.24(b).

“Obligation Fair Share” has the meaning assigned to such term in Section 11.24(b).

“Obligation Fair Share Contribution Amount” has the meaning assigned to such term in Section 11.24(b).

“Obligation Fair Share Shortfall” has the meaning assigned to such term in Section 11.24(b).

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under (i) any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising including the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) any Secured Hedge Agreement, (iii) any Treasury Management Agreement between any Loan Party and an Agent, an Arranger, the Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable sole discretion, may elect to pay or advance on behalf of such Loan Party.  Notwithstanding anything to the contrary, the “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State.

“Off-Balance Sheet Liabilities” means all liabilities of PSP and its Restricted Subsidiaries to the extent that such liabilities do not appear on the consolidated balance sheet of PSP, including, without limitation, liabilities, if any, in respect of the factoring and securitization of receivables.

“OID” has the meaning specified in Section 2.14(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Dollar Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Dollar Revolving Credit Loans occurring on such date; (ii) with respect to Multicurrency Revolving Credit Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Multicurrency Revolving Credit Loans occurring on such date and (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“PSP” has the meaning specified in the preamble hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Paying Agent” has the meaning specified in Section 10.07.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Pensions Regulator” means the body corporate known as the Pensions Regulator and established under Part 1 of the UK Pensions Act 2004.

“Perfection Certificate” means the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit G or such other form approved by the Administrative Agent.

“Permitted Acquisition” means the acquisition by any Borrower or any wholly-owned Restricted Subsidiary (other than Holdings and Platform Delaware Holdings, Inc.) of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be a going concern and shall be in a similar line of business (or one reasonably ancillary or complimentary thereto) as that of the Borrowers and the Restricted Subsidiaries as conducted during the current and most recently concluded calendar year; (ii)(A) no Event of Default or Default shall have occurred and be continuing both immediately before and immediately after the execution of the acquisition agreement by the relevant Restricted Group member and applicable seller(s), (B) at the time of such transaction the Borrowers would be in Pro Forma Compliance (whether or not in effect); provided, that if the Borrowers would not be in Pro Forma Compliance at the time of such transaction, then the aggregate amount of the consideration paid in connection with such acquisition of an Acquired Entity that does not become a Guarantor and any related acquisitions of an Acquired Entity that does not become a Guarantor pursuant to clause (e) of the definition of “Permitted Investments” (including Indebtedness of the Acquired Entity that is assumed by or on behalf of the Borrowers and their Restricted Subsidiaries (other than Holdings and Platform Delaware Holdings, Inc.) for any such purchase or other acquisition of an entity that does not become a Guarantor (including by way of merger) when aggregated with the total cash and noncash consideration (calculated on the same basis) paid by or on behalf of the Borrowers and the other Restricted Subsidiaries (other than Holdings and Platform Delaware Holdings, Inc.) for all other purchases and other acquisitions made by the Borrowers and the other Restricted Subsidiaries (other than Holdings and Platform Delaware Holdings, Inc.) after the Amendment No. 2 Effective Date of entities that do not become Guarantors (including by way of merger), shall not exceed the greater of (x) $150,000,000 and (y) 100% of the cumulative Consolidated EBITDA for all fiscal years of PSP completed after the Amendment No. 2 Effective Date and prior to the date of such Permitted Acquisition; (iii) PSP and its Restricted Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 8.02; (iv) the Borrowers shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.12 and 7.14 and the Collateral Documents; and (v) the acquisition must be non-hostile or approved by the Acquired Entity’s board of directors.

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrowers and/or the Subsidiary Guarantors in the form of one or more series of senior secured notes, bonds or debentures; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of Holdings, any Borrower or any Subsidiary Guarantor other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Borrowers other than the Subsidiary Guarantors and Holdings and (d) the holders of such Indebtedness (or their representative) and the Administrative Agent and/or Collateral Agent shall become parties to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Intercompany Transaction” means (a) a merger or consolidation solely of one or more Subsidiaries of PSP (provided that if one of such Subsidiaries is a Loan Party, the result of such merger or consolidation is that the surviving entity is a Loan Party and provided further that if one of such Subsidiaries is a Borrower, the result of such merger or consolidation is that the surviving entity is a Borrower); (b) a transaction consisting of the acquisition (which may, without limitation, occur through the liquidation and/or dissolution of such Subsidiary) of (i) all or substantially all of the Equity Interests of any Borrower (other than PSP) or Subsidiary of the Borrowers, (ii) all or substantially all of the assets of any Borrower (other than PSP) or any Subsidiary of the Borrowers or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Borrower (other than PSP) or any Subsidiary of the Borrowers, in each case by any one or more Loan Parties (provided, that if the transaction consists of the acquisition of the Equity Interests, assets or business of a division, branch or other unit or operation of a Borrower, the acquiring party shall also be a Borrower); (c) a transaction consisting of the acquisition (which may, without limitation, occur through the liquidation and/or dissolution of such Subsidiary) of (i) all or substantially all of the Equity Interests of any Subsidiary of the Borrowers that is not a Loan Party, (ii) all or substantially all of the assets of any Subsidiary of the Borrowers that is not a Loan Party, (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Subsidiary of the Borrowers that is not a Loan Party or (iv) any other similar intercompany transaction consented to in advance by the Administrative Agent that is not materially adverse to the Lenders, in each case by any one or more Subsidiaries of the Borrowers or Borrowers; provided that after giving effect to any of the above set forth in clauses (a) through (c), the Borrowers comply with Section 7.12 and (d) the liquidation, wind up, dissolution, deregistration or similar action with respect to any of the Subsidiaries listed on Schedule 1.01(e) hereto.

 “Permitted Investments” means:

(a)         Investments outstanding as of the Closing Date (such Investments in excess of $1,000,000 are set forth on Schedule 1.01(d)) and any replacements of such Investments with Investments of equal amount thereto;

(b)         (i)  Investments by (x) Holdings and its Restricted Subsidiaries existing on the Closing Date in MacDermid and its Restricted Subsidiaries and (y) PSP and Platform Delaware Holdings, Inc. in each of their respective Restricted Subsidiaries as of the Amendment No. 1

Effective Date and (ii) additional Investments by PSP and its Restricted Subsidiaries in the Borrowers and the Restricted Subsidiaries (other than Holdings and Platform Delaware Holdings, Inc.); provided that (A) if such Investment shall be in the form of an investment in Equity Interests, any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge and Security Agreement (subject to the limitation referred to in the proviso of Section 7.12(a)(iii) in the case of any First-Tier Foreign Subsidiary or Excluded Domestic Subsidiary), (B) the aggregate amount of Investments under this clause (b)(ii) by Loan Parties in Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of (x) $50,000,000 and (y) 33% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding, and (C) if such Investment shall be in the form of a loan or advance, such loan or advance shall be unsecured, and, in the case of a loan or advance owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and, if such loan or advance shall be made by a Loan Party, shall be evidenced by a promissory note and such promissory note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Pledge and Security Agreement;

(c)         deposits with, or time deposits with, including certificates of deposits issued by, (i) any office located in the United States of any bank or trust company that is organized under the laws of the United States or any state thereof and has capital surplus and undivided profits aggregating at least $100,000,000, (ii) any Lender or (iii) any foreign bank for which S&P or Moody’s issues a rating of “A” or higher and which has capital surplus and undivided profits aggregating at least $100,000,000;

(d)         Investments held by any Loan Party or such Restricted Subsidiary (other than Holdings and Platform Delaware Holdings, Inc.) in the form of Cash Equivalents;

(e)         Permitted Acquisitions;

(f)         Permitted Investments or Investments to the extent permitted pursuant to Sections 8.02, 8.03, 8.05 or 8.07;

(g)         Investments consisting of Permitted Swap Obligations;

(h)         intercompany loans and advances to PSP pursuant to Section 8.05(d); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 8.05(d) and (ii) shall be unsecured and subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(i)         Reserved.

(j)         advances, loans or extensions of credit to customers and suppliers or to employees, in the ordinary course of business by any Borrower or any of its Restricted Subsidiaries; and

(k)         other Investments in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 33% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding.

For all purposes of this Agreement, the amount of any Investment shall be the original costs of such Investment plus the cost of all additions thereto, without adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by any Borrower and/or the Subsidiary Guarantors in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and is not secured by any property or assets of Holdings, any Borrower or any Subsidiary Guarantor other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Administrative Agent and/or the Collateral Agent shall become parties to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank junior to the Liens on the Collateral securing the Obligations and (d) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Borrowers other than the Subsidiary Guarantors and Holdings.

“Permitted Liens” means:

(a)           in the case of Real Property, easements, restrictions, exceptions, reservations or defects which, individually or in the aggregate, (a) do not materially interfere with the ordinary conduct of the business of PSP or its Restricted Subsidiaries at such Real Property and (b) do not materially affect the value thereof;

(b)           non-consensual Liens, if contested in good faith by appropriate proceedings and appropriate reserves are maintained, in accordance with generally accepted accounting principles, with respect thereto;

(c)           pledges or deposits to secure obligations under workmen’s compensation, employment and unemployment insurance and other social security legislation or similar legislation or to secure performance in connection with bids, tenders and contracts (other than contracts for the payment of borrowed money) to which any Borrower or any of its Restricted Subsidiaries is a party;

(d)           deposits to secure public or statutory obligations of any Borrower or any of its Restricted Subsidiaries;

(e)           materialmen’s, landlords’, warehousemens’, mechanics’, carriers’, workmen’s or similar Liens arising in the ordinary course of business, or deposits of cash or United States obligations to obtain the release of such Liens;

(f)           deposits to secure surety or performance bonds and other obligations of a like nature or appeal bonds in proceedings to which any Borrower or any of its Restricted Subsidiaries is a party;

(g)           Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings with adequate reserves on the books of any Borrower or the applicable Restricted Subsidiary with respect thereto in accordance with GAAP;

(h)           Leases, subleases or licenses of properties owned, leased or licensed by any Borrower or Restricted Subsidiary, in each case entered into in the ordinary course of such Borrower or Restricted Subsidiary’s business so long as such Leases, subleases and licenses are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or Restricted Subsidiary, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(i)           Liens solely on any cash earnest money deposits made by PSP or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(j)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)           licenses of patents, trademarks, trade secrets, and other intellectual property rights granted by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(l)           easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary course of the business of PSP or any of its Restricted Subsidiaries;

(m)           judgment Liens securing judgments not constituting an Event of Default under Article IX;

(n)           Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(o)           bankers, liens, rights of setoff and other similar Liens on deposits in one or more accounts maintained by any Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and

(p)           Liens in favor of Foreign Plans arising in the ordinary course of business.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated and shall have a lien priority no greater than the priority of the liens securing the Refinanced Indebtedness to the Liens securing the Obligations in accordance with, and otherwise subject to, the terms of a Customary Intercreditor Agreement, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the

Borrowers to be no less favorable to the Borrowers or the applicable Restricted Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of any Borrower or any Restricted Subsidiary (other than Holdings and Platform Delaware Holdings, Inc.) existing or arising under Swap Contracts, provided that (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrowers and/or the Subsidiary Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Borrowers other than Subsidiary Guarantors and Holdings.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is established by any Borrower or any of its Restricted Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, in any case, that is not a Foreign Plan.

“Plan Investor” means any member of management or other employee or former employee of MacDermid who is a holder (directly or indirectly) of Equity Interests in MacDermid on the Amendment No. 1 Effective Date.

“Platform” has the meaning specified in Section 7.02.

“Platform Acquisition” means the acquisition of a majority of the issued and outstanding membership interests of Holdings from Weston Presidio and Court Square Capital Partners II, L.P. and its other members by way of a merger of a wholly owned subsidiary of PSP with and into Holdings; and the acquisition of all of the outstanding Equity Interests of MacDermid owned by the MacDermid, Incorporated Profit Sharing and Employee Savings Plan.

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of the Amendment No. 1 Effective Date executed by each of the Loan Parties and the Administrative Agent for the benefit of the holders of the Obligations, in substantially the form of Exhibit H, as amended on the date hereof pursuant to Amendment No. 2 and as may be further amended or modified from time to time in accordance with the terms hereof.

“Pledged Collateral” has the meaning assigned to it in the Pledge and Security Agreement.

“Pounds Sterling” and the symbol “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence of Indebtedness, Permitted Acquisition, Asset Sale (which relates to assets meeting the definition of clause (c) of Investments) or the making of any Restricted Payment (including pro forma adjustments arising out of events which are directly attributable to the proposed transaction, are factually supportable and are expected to have a continuing impact, in each case which adjustments (a) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) are certified by a Responsible Officer of MacDermid as having been prepared in good faith based upon reasonable assumptions) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of PSP and its Restricted Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated and incurred at the beginning of such period; provided that, in connection with any Permitted Acquisition that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant contained in this Agreement during any period which requires the calculation of any ratio or any basket that is measured as a percentage of Consolidated EBITDA or Consolidated Total Assets, and, at the option of MacDermid (MacDermid’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios or baskets shall be deemed to be the date the definitive agreements for such Permitted Acquisition are entered into (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrowers or their respective Restricted Subsidiaries could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if MacDermid has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrowers or the target Person(s) subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If MacDermid has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Permitted Acquisition on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

“Pro Forma Compliance” means, at any date of determination, that PSP shall be in pro forma compliance with the covenant set forth in Section 8.10 to the extent (unless otherwise stated herein to the contrary) that such covenant shall be applicable to PSP at such time, as of the last day of the most recent fiscal quarter end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Pro Rata Dollar Share” means, with respect to each Dollar Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Dollar Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Dollar Revolving Credit Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Dollar Share of each Lender shall be determined based on the Pro Rata Dollar Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Dollar Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Pro Rata Multicurrency Share” means, with respect to each Multicurrency Revolving Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Multicurrency Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Multicurrency Revolving Credit Commitments at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 9.02, then the Pro Rata Multicurrency Share of each Lender shall be determined based on the Pro Rata Multicurrency Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Multicurrency Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Pro Rata Share” means, with respect to each Lender at any time, its Pro Rata Dollar Share, Pro Rata Multicurrency Share, Pro Rata Tranche B Share, and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, a percentage the principal amount of such Term Loans funded by such Lender, as applicable.

“Pro Rata Tranche B Share” means, with respect to each Tranche B Term Loan Lender at any time, a percentage (carried out to the ninth decimal place) of the principal amount of the Tranche B Term Loan funded by such Tranche B Term Loan Lender. The initial Pro Rata Tranche B Share of each Tranche B Term Loan Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche B Term Loan Lender becomes a party hereto, as applicable.

“Pro Rata New Term Loan Share” means, with respect to each New Term Loan Lender of a particular Tranche, at any time, a percentage (carried out to the ninth decimal place) of the principal amount of the New Term Loan of such Tranche funded by such New Term Loan Lender. The initial Pro Rata New Term Loan Share of a particular Tranche of each applicable New Term Loan Lender is set forth opposite the name of such Lender on the applicable Incremental Amendment or in the Assignment and Assumption pursuant to which such New Term Loan Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in Real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

 “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of PSP or any of its Restricted Subsidiaries (excluding, in each case, business interruption insurance claims).

“Refinanced Indebtedness” has the meaning specified in the definition of “Permitted Refinancing Indebtedness.”

 “Refinancing Incremental Term Loans” has the meaning assigned to such term in Section 2.14.

“Register” has the meaning set forth in Section 11.06(c).

“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Reinvestment Period” has the meaning specified in the definition of “Net Cash Proceeds”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Reorganization” means the transaction through which PSP becomes a corporation or a limited liability company organized under the laws of a state of the U.S., whether effected through a merger, consolidation, domestication or otherwise; provided, that (i) the survivor of such transaction (if not PSP) assumes the obligations of PSP under the Loan Documents pursuant to assumption documentation reasonably satisfactory to the Administrative Agent (including any documents required by Sections 7.12 and 7.14 of this Agreement) and (ii) the Lenders will not recognize any income, gain or loss as a result of such reorganization (or related transaction).

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by any Borrower or any Restricted Subsidiary of any new or replacement tranche of term loans bearing interest at an “effective” interest rate (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such bank loans, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the “effective” interest rate (as determined by the Administrative Agent on the same basis) of such Term Loans, including as may be effected through any amendment to this Agreement relating to the effective” interest rate of, such Term Loans.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Term Loans, (b) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Prepayment Percentage” means (a) (x) in the case of any Asset Sale or Recovery Event (other than an Autotype Asset Sale), 100% and (y) in the case of any Autotype Asset Sale, 50%; (b) in the case of any issuance or other incurrence of Indebtedness (except as incurred pursuant to Section 8.02), 100%; and (c) in the case of any Excess Cash Flow, 50% or, if on the date of the applicable prepayment, the First Lien Net Leverage Ratio is less than or equal to 3.50 to 1.00 but greater than 2.50 to 1.00, 25%, or, if on the date of the applicable prepayment, the First Lien Net Leverage Ratio is less than or equal to 2.50 to 1.00, 0%.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or corporate secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Group” means PSP and the Restricted Subsidiaries.

“Restricted Payment” means (a) any dividend or other payment or distribution (except dividends or distributions payable solely in shares of such Person’s common stock or to any Borrower or any of its Restricted Subsidiaries) with respect to any capital stock or other Equity Interest of PSP or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (other than any such capital stock or other Equity Interests owned by any Borrower or any of its Restricted Subsidiaries), or on account of any return of capital to Holdings’, any Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof), (b) any Investment other than a Permitted Investment and (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner, or payment in violation of any applicable subordination terms, in each case, with respect to (i) any Indebtedness secured by a second priority Lien on the assets of PSP or any of its Restricted Subsidiaries and (ii) any Indebtedness that is subordinated to the Obligations.

“Restricted Subsidiary” means any Subsidiary of PSP that is not an Unrestricted Subsidiary.

 “Revolving Credit Borrowers” means each of MacDermid, PSP and any applicable Additional Borrower.

“Revolving Credit Borrowing” means the Dollar Revolving Credit Borrowings, the Multicurrency Revolving Credit Borrowings or any borrowing under an Extended Revolving Tranche.

 “Revolving Credit Commitment” means the Dollar Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments, as the context may require, and “Revolving Credit Commitments” means all of them, collectively.

“Revolving Credit Facility” means the Dollar Revolving Credit Facility and the Multicurrency Revolving Credit Facility.

“Revolving Credit Lender” means each of the Dollar Revolving Lenders and the Multicurrency Revolving Lenders.

“Revolving CreditLoan” or “Revolving Loan” means the Dollar Revolving Credit Loans, the Multicurrency Revolving Credit Loans or the Extended Revolving Loans.

“Revolving Credit Maturity Date” means (1) with respect to any Initial Dollar Revolving Credit Loan or Initial Multicurrency Revolving Credit Loan, the earlier of (i) June 7, 2018 and (ii)(x) in the case of the Dollar Revolving Credit Facility, the date of termination in whole of the Initial Dollar Revolving Credit Commitments and the Letter of Credit Commitments pursuant to Section 2.06 or 9.02 and (y) in the case of the Multicurrency Revolving Credit Facility, the date of termination in whole of the Initial Multicurrency Revolving Credit Commitments pursuant to Section 2.06 or 9.02 and (2) with respect to any Extended Revolving Loan, the earlier of (i) maturity date set forth in the applicable Extension Amendment and (ii) the date of termination in whole of the Extended Revolving Commitments in respect of such Tranche of Extended Revolving Loan and the Letter of Credit Commitments pursuant to Section 2.06 or 9.02.

“Revolving Note” means the Dollar Revolving Notes and the Multicurrency Revolving Notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or Australia, or New Zealand.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Indebtedness” has the meaning specified in Section 8.01(h).

“Section 2.16 Additional Amendment” has the meaning specified in Section 2.16(c).

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Arranger; the Administrative Agent; the Collateral Agent; the Syndication Agent; the L/C Issuer; the Lenders; the Hedge Banks; an Agent, an Arranger, the Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing, in its capacity as a party to a Treasury Management Agreement; each co-agent or sub-agent appointed by the Agents from time to time pursuant to Section 10.01(b); and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents; each co-agent or sub-agent appointed by the Agents from time to time pursuant to Section 10.01(b); and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Secured Net Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date minus the unrestricted cash and Cash Equivalents of the Borrowers and the Guarantors as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ending on such date.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary of any Borrower that, either individually or together with its Restricted Subsidiaries, taken as a whole, has revenues, assets or earnings in an amount equal to at least 5% of (a) the consolidated revenues of the Borrowers and their Restricted Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrowers and their Restricted Subsidiaries pursuant to Section 7.01(a) or 7.01(b), (b) the consolidated assets of the Borrowers and their Restricted Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrowers and their Restricted Subsidiaries pursuant to Section 7.01(a) or 7.01(b), or (c) the consolidated net earnings of the Borrowers and their Restricted Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrowers and their Restricted Subsidiaries pursuant to Section 7.01(a) or 7.01(b), respectively, in each case determined in accordance with GAAP for such period.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.06(b)(vii).

“Specified Existing Tranche” has the meaning specified in Section 2.16(a).

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

 “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of either of the Borrowers.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of Holdings listed on Schedule 1.01(f), Platform Delaware Holdings, Inc. and each other Restricted Subsidiary of any Borrower that shall be required to execute and deliver a Subsidiary Joinder Agreement pursuant to Section 7.12.

“Subsidiary Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I or such other form approved by the Administrative Agent, executed and delivered by a Restricted Subsidiary of any Borrower in accordance with the provisions of Section 7.12.

“Subsidiary Redesignation” has the meaning set forth in the definition “Unrestricted Subsidiary”.

 “Survey” means a survey of any Domestic Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Domestic Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Domestic Property or any easement, right of way or other interest in the Domestic Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Domestic Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Domestic Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Domestic Mortgaged Property and issue the endorsements of the type required by Section 7.12(b) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” has the meaning specified in the preamble hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target Operating Day” means any date that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Express Transfer payment system (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” means the Tranche B Term Loans, the New Term Loans and/or the Extended Term Loans, as the context may require.

“Term Loan Borrowers” means each of MacDermid, PSP and any applicable Additional Borrower.

“Term Loan Borrowing” means a Borrowing comprised of Tranche B Term Loans or New Term Loans.

“Term Loan Commitment” means, a Tranche B Term Loan Commitment or a New Term Loan Commitment.

“Term Loan Facility” has the meaning specified in the definition of “Facility”.

“Term Loan Lender” means a Tranche B Term Loan Lender or a Lender in respect of a New Term Loan Facility, as the context may require.

“Term Loan Maturity Date” means the Tranche B Maturity Date, the New Term Loan Maturity Date or with respect to any Extended Term Loan, the maturity date set forth in the applicable Extension Amendment, as the case may be.

“Term Loan Note” has the meaning specified in Section 2.11(a).

“Test Period” means a period of four consecutive fiscal quarters.

“Threshold Amount” means $50,000,000.

“Title Company” means Chicago Title Insurance Company or any other title insurance company as shall be retained by Borrowers and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 7.12(b).

“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Indebtedness on such date minus the unrestricted cash and Cash Equivalents of the Borrowers and the Guarantors as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters most recently ending on such date.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment on the Closing Date is $50,000,000.

“Tranche” means (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Tranche B Term Loans or Tranche B Term Loan Commitments, (2) New Term Loans with the same terms and conditions made on the same day or (3) Extended Term Loans (of the same Extension Series) and (b) with respect to Revolving Credit Loans or commitments, refers to whether such Revolving Credit Loans or commitments are (1) Dollar Revolving Credit Commitments or Dollar Revolving Credit Loans, (2) Multicurrency Revolving Credit Commitments or Multicurrency Revolving Credit Loans or (3) Extended Revolving Loans or Extended Revolving Credit Commitments (of the same Extension Series).

“Tranche B Term Loan” has the meaning specified in Section 2.01.

“Tranche B Term Loan Borrowers” means PSP and MacDermid.

“Tranche B Term Loan Commitment” means, as to each Tranche B Term Loan Lender, its obligation to make Tranche B Term Loans to any Term Loan Borrower (i) pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche B Term Loan Commitment”, (ii) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or (iii) pursuant to Section 2.14, as applicable, as such amount may be adjusted from time to time in accordance with this

Agreement. The aggregate amount of Tranche B Term Loan Commitments on the Closing Date is $755,000,000.

 “Tranche B Term Loan Lender” means, at any time, any Lender that has a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan at such time.

“Tranche B Maturity Date” means June 7, 2020.

“Tranche B Repayment Date” has the meaning specified in Section 2.07(a).

“Transaction” has the meaning assigned to such term in the Existing First Lien Credit Agreement.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, credit cards and reporting and trade finance services.

“Triggering Event” shall have the meaning set forth in Section 8.10(a).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Pension Plan” means the MacDermid Canning PLC Defined Benefit Pension Plan.

“UK Pension Plan Liabilities” means the underfunded pension plan liabilities of UK Pension Plan in an aggregate amount not exceeding £25,000,000.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of PSP designated by the Borrowers as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrowers shall only be permitted to so designate an Unrestricted Subsidiary after the Amendment No. 2 Effective Date and so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrowers shall be in Pro Forma Compliance with the financial covenant set forth in Section 8.10 (whether or not such covenant is then applicable), (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the PSP or any Restricted Subsidiary) through Investments as permitted by, and in compliance with, Section 8.05, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 8.05, (v) the Borrowers shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirements of preceding clauses (i) through (iv), and containing the calculations required by the preceding clause (ii) and (b) any Subsidiary of an Unrestricted Subsidiary.  The Borrowers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to the Administrative Agent (each, a “Subsidiary Redesignation”); provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such Subsidiary Redesignation, PSP shall be in Pro Forma Compliance with the financial covenant set forth in Section 8.10 (whether or not such covenant is then applicable), (C) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary

Redesignation shall be deemed newly incurred or established, as applicable, at such time and (D) the Borrowers shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirements of preceding clauses (A) and (B), and containing the calculations required by the preceding clause (B).  Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary. No Borrower may be designated as an Unrestricted Subsidiary.

“US Borrower” means any Borrower that is treated as a United States person within the meaning of Section 7701(a)(30) of the Code; provided that, for the avoidance of doubt, NAIP shall not be treated as a US Borrower.

“US LIBO Rate” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Valuation Date” means (i) in connection with borrowing any Multicurrency Revolving Credit Loan, the date two (2) Business Days prior to the making, continuing or converting of any Multicurrency Revolving Credit Loan and (ii) in connection with the repayment of any Multicurrency Revolving Credit Loan, the date of such repayment.

“Voluntary Prepayment” means a prepayment of principal of Term Loans pursuant to Section 2.05(a) in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans as set forth in Section 2.07 in any subsequent year.

“Wholly-Owned Consolidated Subsidiary” means any Restricted Subsidiary all of the Equity Interests in which (except directors’ qualifying shares) are, at the time, directly or indirectly owned by any Borrower.

“Yen” and the symbol “¥” means the lawful currency of Japan.

“Yield Differential” has the meaning specified in Section 2.14(d).

1.02           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)           The term “including” is by way of example and not limitation.

(iv)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03           Accounting Terms

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)         If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either MacDermid or the Required Lenders shall so request, the Administrative Agent, the Lenders and MacDermid shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Any change in GAAP occurring after the Amendment No. 1 Effective Date that would require operating leases to be treated as capital leases shall be disregarded for the purposes of determining Indebtedness and any financial ratio or compliance requirement contained in any Loan Document.

1.04           Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05           References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07           Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such

Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08           Conversion of Foreign Currencies.

(a)           Consolidated Indebtedness.  Consolidated Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the applicable financial statements on which such Consolidated Indebtedness is reflected.

(b)           Dollar Equivalents.  The Administrative Agent shall determine the Dollar Equivalent of any amount as of each Valuation Date (whether to determine compliance with any covenants specified herein or otherwise), and a determination thereof by the Administrative Agent shall be conclusive absent manifest error.  Such determination shall become effective as of such Valuation Date.  The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent.  The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its reasonable discretion or upon the reasonable request of any Lender or L/C Issuer.

(c)           Rounding-Off.  The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01           The Loans.  Subject to the terms and conditions set forth herein, each Tranche B Term Loan Lender severally agrees to make term loans (each such loan, a “Tranche B Term Loan”) to any Term Loan Borrower on the Closing Date in Dollars in an aggregate amount of up to such Tranche B Term Loan Lender’s Tranche B Term Loan Commitment.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.  Tranche B Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Subject to the terms and conditions set forth herein, (i) each Dollar Revolving Lender severally agrees to make revolving loans (each such loan, an “Initial Dollar Revolving Credit Loan”) in Dollars to each Revolving Credit Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount of up to, at any time outstanding, the amount of such Lender’s Dollar Revolving Credit Commitment and (ii) each Multicurrency Revolving Lender severally agrees to make revolving loans (each such loan, an “Initial Multicurrency Revolving Credit Loan”) in Dollars or an Alternative Currency to each Revolving Credit Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount of up to, at any time outstanding, the amount of such Lender’s Multicurrency Revolving Credit Commitment; provided, further, however, that (1) after giving effect to any Dollar Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of all Dollar Revolving Credit Loans and L/C Obligations shall not exceed the Aggregate Dollar Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Dollar Revolving Lender plus such Dollar Revolving Lender’s Pro Rata Dollar Share of an amount equal to the aggregate Outstanding Amount of all L/C Obligations shall not exceed such Dollar Revolving Lender’s Dollar Revolving Credit Commitment, (2) after giving effect to any Multicurrency Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of all Multicurrency Revolving Credit Loans shall not exceed the Aggregate Multicurrency Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any

Multicurrency Revolving Lender shall not exceed such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Commitment and (3) after giving effect to any Revolving Credit Borrowing, the Total Outstandings shall not exceed the Total Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Revolving Credit Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  Each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the relevant Tranches. For the avoidance of doubt, any Multicurrency Revolving Credit Loans denominated in an Alternative Currency shall only be permitted to be borrowed as Eurocurrency Rate Loans.

2.02           Borrowings, Conversions and Continuations of Loans.

(a)         (1) Except as set forth below in clause (2) with respect to Multicurrency  Revolving Credit Loans that are Eurocurrency Rate Loans and New Term Loans denominated in a currency other than Dollars, each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon any Term Loan Borrower’s or any Revolving Credit Borrowers’, as applicable, irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 11:00 A.M. on the third Business Day prior to the date of the proposed Loans in the case of Eurocurrency Rate Loans or (ii) 12:00 p.m. on the same Business Day of the proposed Loans in the case of Base Rate Loans. The applicable Borrower shall deliver such notice to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the applicable Borrower is requesting a Borrowing of Tranche B Term Loans (in the case of any Term Loan Borrower), a Dollar Revolving Credit Borrowing (in the case of any Revolving Credit Borrower), a Multicurrency Revolving Credit Borrowing (in the case of any Revolving Credit Borrower), a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and location of the account to which funds are to be disbursed, (iv) the Type of Loans to be borrowed or to which existing Tranche are to be converted, (v) if such Borrowing is a Multicurrency Revolving Credit Borrowing, whether such Borrowing is in Dollars, Yen, Pounds Sterling or Euro and (vi) if applicable, the duration of the Interest Period with respect thereto. If any Borrower fails to specify a Type of Loan in a Committed Loan Notice or if any Borrower fails to give a timely notice requesting a conversion or continuation, then Loans (other than Multicurrency Revolving Credit Loans denominated in an Alternate Currency or New Term Loans denominated in a currency other than Dollars) shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If any Borrower fails to specify an Interest Period with respect to a Eurocurrency Rate Loan, it will be deemed to have specified an Interest Period of one month.

(2) Each Borrowing of Multicurrency Revolving Credit Loans that are Eurocurrency Rate Loans, each continuation of such Eurocurrency Rate Loans and each continuation of New Term Loans denominated in a currency other than Dollars, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 11:00 A.M. on the fourth Business Day prior to the date of the proposed borrowing or continuation of such Eurocurrency Rate Loans; provided, that in the case of a Borrowing or continuation of

Multicurrency Revolving Credit Loans in Yen, such notice must be received by the Administrative Agent not later than 11:00 A.M. on the fifth Business Day prior to the date of the proposed borrowing or continuation of such Eurocurrency Rate Loans. Each Borrowing of or continuation of such Eurocurrency Rate Loans shall be in a principal amount that is not less than the Minimum Eurocurrency Borrowing Amount.

(b)         Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in accordance with instructions provided to the Administrative Agent by such Borrower in the Committed Loan Notice.

(c)         Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. Upon notice to MacDermid from the Administrative Agent given at the request of the Required Lenders, during the existence of a Default, Loans may not be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders; provided, however, that Multicurrency Revolving Credit Loans may be continued as Eurocurrency Rate Loans with an Interest Period of one month.  No Interest Period may be selected for any Eurocurrency Rate Term Borrowing that would end later than the Tranche B Repayment Date or applicable repayment date for any New Term Loans occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurocurrency Rate Term Borrowings with Interest Periods ending on or prior to such repayment date and (B) the Base Rate Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such repayment date.

(d)         The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)         After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f)         The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03           Letters of Credit.

(a)         The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), to issue Letters of Credit denominated in Dollars for the account of each Revolving Credit Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Dollar Revolving Lenders severally agree to participate in Letters of Credit issued for the account of each Revolving Credit Borrower or any of its Wholly-Owned Consolidated Subsidiaries (provided that any Letter of Credit issued for the benefit of any such Restricted Subsidiary that is not a Borrower shall be issued naming a Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Restricted Subsidiary); provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Dollar Revolving Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (w) the aggregate Outstanding Amount of all Dollar Revolving Credit Loans and L/C Obligations would exceed the Aggregate Dollar Revolving Credit Commitments, (x) the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Dollar Revolving Lender plus such Dollar Revolving Lender’s Pro Rata Dollar Share of the Outstanding Amount of all L/C Obligations would exceed such Dollar Revolving Lender’s Dollar Revolving Credit Commitment, (y) the Total Outstandings would exceed the Total Revolving Credit Commitments, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by any Revolving Credit Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Revolving Credit Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the first proviso in the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Revolving Credit Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Revolving Credit Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal (or as otherwise agreed by the Administrative Agent and the L/C Issuer);

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(E)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; or

(F)           any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Revolving Credit Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender or reallocate such risk pursuant to Section 2.15(a)(iv).

(iii)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)           The L/C Issuer shall act on behalf of the Dollar Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agents in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agents” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)         Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of each Revolving Credit Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer, appropriately completed and signed by a Responsible Officer of such Revolving Credit Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Revolving Credit Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Revolving Credit Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Revolving Credit Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Dollar Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Dollar Share times the amount of such Letter of Credit.

(iii)           If any Revolving Credit Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Revolving Credit Borrowers shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Dollar Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (in writing) on or before the day that is three Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Majority Facility Lenders in respect of the Dollar Revolving Credit Facility have elected not to permit such renewal or (2) from the Administrative Agent, any Dollar Revolving Lender or any Revolving Credit Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Revolving Credit Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Revolving Credit Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date immediately following any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), each Revolving Credit Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing for a Letter of Credit issued on its behalf. If such Revolving Credit Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Dollar Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Dollar Revolving Lender’s Pro Rata Dollar Share thereof. In such event, such Revolving Credit Borrower shall be deemed to have requested a Dollar Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Dollar Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) must be in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Dollar Revolving Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Dollar Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Dollar Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Revolving Credit Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Revolving Credit Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)           Until each Dollar Revolving Lender funds its Dollar Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Dollar Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Dollar Revolving Lender’s obligation to make Dollar Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Dollar Revolving Lender’s obligation to make Dollar Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by any Revolving Credit Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Revolving Credit Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit issued to such Revolving Credit Borrower, together with interest as provided herein.

(vi)           If any Dollar Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Dollar Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Dollar Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Dollar Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)         Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Dollar Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Revolving Credit Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Dollar Revolving Lender its Pro Rata Dollar Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Dollar Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Dollar Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Dollar Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Dollar Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Obligations Absolute. The obligation of each Revolving Credit Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued on behalf of such Revolving Credit Borrower and to repay each such L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Revolving Credit Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Revolving Credit Borrower in respect of such Letter of Credit; or

(vi)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Revolving Credit Borrower.

Each Revolving Credit Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Revolving Credit Borrower’s instructions or other irregularity, such Revolving Credit Borrower will immediately notify the L/C Issuer. Each Revolving Credit Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)         Role of L/C Issuer. Each Lender and each Revolving Credit Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Revolving Credit Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Revolving Credit Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Revolving Credit Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Revolving Credit Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Revolving Credit Borrower which such Revolving Credit Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction by final and nonappealable judgment) or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)         Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Revolving Credit Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Collateral Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Revolving Credit Borrowers hereby grant to the Collateral Agent, for the benefit of the L/C Issuer and the Dollar Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts with the Collateral Agent. If at any time the Administrative Agent or the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than 105% of the aggregate Outstanding Amount of all L/C Obligations, the Revolving Credit Borrowers will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the deposit accounts with the Collateral Agent as aforesaid, an amount equal to the excess of (a) 105% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent or the Collateral Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

(h)         Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Revolving Credit Borrowers, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i)         Letter of Credit Fees. The Revolving Credit Borrowers shall pay to the Administrative Agent for the account of each Dollar Revolving Lender in accordance with its Pro Rata Dollar Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such letter of credit fees shall be computed on a quarterly basis in arrears. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the date on which the Dollar Revolving Credit Commitment of each Dollar Revolving Lender shall be terminated as provided herein, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable

Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Revolving Credit Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at a rate per annum equal to 0.25% unless as otherwise agreed with such L/C Issuer, computed on the daily amount available to be drawn under each Letter of Credit on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the date on which the Dollar Revolving Credit Commitments shall be terminated as provided herein, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Revolving Credit Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)         Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)         Resignation or Removal of the L/C Issuer.  The L/C Issuer may resign at any time by giving 90 days’ prior written notice to the Administrative Agent, the Lenders and the Revolving Credit Borrowers.  Subject to the next succeeding paragraph, upon the acceptance of any appointment as the L/C Issuer hereunder by a Lender that shall agree to serve as successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue additional Letters of Credit hereunder.  At the time such removal or resignation shall become effective, the Revolving Credit Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.03(j).  The acceptance of any appointment as the L/C Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Revolving Credit Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.  After the resignation or removal of the L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(m)         Additional L/C Issuers.  The Revolving Credit Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement.  Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “L/C Issuer” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other L/C Issuer and such Lender.

(n)         Notwithstanding anything to the contrary set forth herein, the parties hereto agree that effective upon the L/C Replacement Date, Credit Suisse AG, in its capacity as L/C Issuer will resign as L/C Issuer (the “L/C Resignation”) solely with respect to the Cancelled L/Cs (as defined below). The parties hereto further agree that on or before the date that is ninety (90) days after the Amendment No. 1 Effective Date (or such later date as Barclays Bank PLC and Credit Suisse AG agree, the “L/C Replacement Date”), the Existing Letters of Credit (other than the Existing Letters of Credit Nos. TS-07004512 and TS-07004513 with the Connecticut Department of Environmental Protection, as beneficiary (collectively, the “ CT L/Cs”)) will be replaced (the “Cancelled L/Cs”) with new Letters of Credit in form and substance satisfactory to Barclays Bank PLC, in its capacity as L/C Issuer, and MacDermid. From and after the L/C Replacement Date, Credit Suisse AG, in its capacity as L/C Issuer, shall be released from all duties and obligations as a L/C Issuer with respect to the Cancelled L/Cs. Credit Suisse AG, in its capacity as L/C Issuer, Barclays Bank PLC, in its capacity as L/C Issuer, and MacDermid further agree that in the event that the CT L/Cs are not terminated by December 31, 2013, Barclays Bank PLC, in its capacity as L/C Issuer, and MacDermid will use best efforts to replace such CT L/Cs with new Letters of Credit issued by Barclays Bank PLC, in its capacity as L/C Issuer (the date of such replacement, the “CT L/C Replacement Date”). From and after the CT L/C Replacement Date, if it occurs, Credit Suisse AG, in its capacity as L/C Issuer, shall be released from all duties and obligations as a L/C Issuer with respect to the CT L/Cs. For the avoidance of doubt, the parties hereto agree that the Credit Suisse AG shall have no obligation to issue any additional Letters of Credit from and after the Amendment No. 1 Effective Date.

2.04           Reserved.

2.05           Prepayments.

(a)         Optional.  (i)  Except as set forth in clause (ii) below with respect to Multicurrency Revolving Credit Loans and New Term Loans denominated in a currency other than Dollars, the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (other than as set forth in Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be substantially in the form of Exhibit L and shall specify the date and amount of such prepayment, the Class, Tranche and the Type(s) of Loans to be prepaid, and if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Dollar Share, Pro Rata Multicurrency Share, Pro Rata Tranche B Share or Pro Rata New Term Loan Share, as applicable, of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii)           The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Multicurrency Revolving Credit Loans and New Term Loans denominated in a currency other than Dollars in whole or in part without premium or penalty (other than as set forth in Section 2.05(a)(iv)); provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to any date of prepayment of Eurocurrency Rate Loans.  Each prepayment of Multicurrency Revolving Credit Loans or New Term Loans denominated in a currency other than Dollars that are Eurocurrency Rate Loans shall be in a principal amount that is not less than the Minimum Eurocurrency Borrowing Amount, or, if less, the entire principal amount thereof then outstanding.

(iii)           Optional prepayments of Term Loans shall be applied on a pro rata basis in direct order to the remaining scheduled installments of principal due in respect of the Term Loans pursuant to Section 2.07.

(iv)           In the event that, on or prior to twelve months after the Closing Date, any Borrower (x) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iv) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.  As a condition to effectiveness of any assignment pursuant to the parenthetical set forth in the first sentence of Section 11.15 in respect of any amendment of this Agreement effective on or prior to twelve months after the Closing Date resulting in a Repricing Transaction, the Borrowers shall pay to the applicable non-consenting Lender a premium equal to the premium that would apply if such Lender’s Term Loans being assigned were being prepaid and subject to the premium set forth in the immediately preceding sentence.

(b)         Mandatory.  (i)  In the event of any termination of all of the Dollar Revolving Credit Commitments, the Revolving Credit Borrowers shall, on the date of such termination, repay or prepay all outstanding Dollar Revolving Credit Loans and replace all outstanding Letters of Credit and/or Cash Collateralize the L/C Obligations in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties in the manner described in Section 2.03(g).  In the event of any termination of all of the Multicurrency Revolving Credit Commitments, the Borrowers shall, on the date of such termination, repay or prepay all outstanding Multicurrency Revolving Credit Loans. If for any reason the Outstanding Amount of all Dollar Revolving Credit Loans and L/C Obligations at any time exceed the Aggregate Dollar Revolving Credit Commitments then in effect, the Borrowers shall immediately prepay all outstanding Dollar Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Dollar Revolving Credit Loans the Outstanding Amount of all Dollar Revolving Credit Loans and L/C Obligations exceed the Aggregate Dollar Revolving Credit Commitments then in effect.  If for any reason the Outstanding Amount of all Multicurrency Revolving Credit Loans at any time exceeds the Aggregate Multicurrency Revolving Credit Commitments then in effect, the Borrowers shall immediately prepay all outstanding Multicurrency Revolving Credit Loans in an aggregate amount equal to such excess.

(ii)           Not later than the fifth Business Day following the completion of any Asset Sale and/or not later than the tenth Business Day following the occurrence of any Recovery Event and, in each case, the receipt of Net Cash Proceeds resulting therefrom, the Borrowers shall apply the Required Prepayment Percentage of such Net Cash Proceeds received with respect thereto to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(iii)           Reserved.

(iv)           In the event that any Loan Party or any Restricted Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of any Loan Party or any Restricted Subsidiary of a Loan Party (other than Indebtedness permitted pursuant to Section 8.02), the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(v)           No later than the earlier of (i) 90 days after the end of each fiscal year of PSP, commencing with the fiscal year ending on December 31, 2014, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 7.01(a), the Borrowers shall prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii), in an aggregate principal amount equal to the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended less the aggregate amount of all Voluntary Prepayments during such fiscal year.

(vi)           MacDermid shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.05(b), (i) a certificate signed by a Responsible Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least 10 Business Days prior written notice of such prepayment (and the Administrative Agent shall promptly notify each Lender).  Each notice of prepayment shall be substantially in the form of Exhibit L and shall specify the prepayment date, the Class, Tranche and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings pursuant to this Section 2.05 shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(vii)           Mandatory prepayments under sub-paragraphs (ii), (iii), (iv) and (v) of this Section shall be applied:

first, to prepay outstanding Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof (and the corresponding accrued and unpaid interest and fees on the principal amount of Term Loans so prepaid), subject to the provisions of sub-paragraph (viii) below and any re-offer described therein;

second, at any time when there shall be no Term Loans outstanding, to prepay outstanding Revolving Loans to the full extent thereof (and the corresponding accrued and unpaid interest and fees on the principal amount of Revolving Loans so prepaid), with no corresponding reduction of the Revolving Credit Commitments; and

third, at any time when there shall be no Term Loans outstanding, to Cash Collateralize any outstanding Letters of Credit (up to an aggregate amount equal to 105% of the aggregate undrawn face amount of all such Letters of Credit) as described in Section 2.03(g), with no corresponding reduction of the Revolving Credit Commitments;

with any remaining amounts being retained by the Borrowers to be used in accordance with the provisions of this Agreement.

(viii)           Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans pursuant to Section 2.07.  Such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders decline a given mandatory prepayment of the Term Loans as described below, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied in the case of the applicable principal amount of the Term Loans being so prepaid, first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 3.05.  Notwithstanding anything herein to the contrary, any Term Loan Lender may elect, by notice to the Administrative Agent by facsimile at least eight Business Days prior to the applicable prepayment date, to decline all of any prepayment of its Term Loans pursuant to sub-paragraphs (ii), (iv) or (v) of this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrowers to be used in accordance with the provisions of this Agreement.

(c)         Prepayments to Include Accrued Interest, Etc. All prepayments (other than prepayments of Revolving Credit Loans that are Base Rate Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) under this Section 2.05 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

2.06           Termination or Reduction of Commitments.

(a)         Optional. The Borrowers may, upon notice by MacDermid to the Administrative Agent, terminate the unused portion of the Letter of Credit Sublimit, the unused Dollar Revolving Credit Commitments, the unused Multicurrency Revolving Credit Commitments or the unused Term Loan Commitments, or from time to time permanently reduce the unused portion of the Letter of Credit Sublimit, the unused Revolving Credit Commitments or the unused Term Loan Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce the unused portion of the Letter of Credit Sublimit or the unused Dollar Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Dollar Revolving Credit Loans and L/C Obligations at any time would exceed the Aggregate Dollar Revolving Credit Commitments then in effect.

(b)         Mandatory.  (i)  Unless previously terminated in accordance with the terms hereof, (i) the Tranche B Term Loan Commitments shall automatically terminate at 5:00 p.m. on the Closing Date, (ii) the Revolving Credit Commitments and the Letter of Credit Commitment shall automatically terminate on the Revolving Credit Maturity Date and (iii) the Commitments in respect of any Tranche of New Term Loans shall automatically terminate on the maturity date set forth in the applicable Incremental Amendment or other document reasonably satisfactory to the Administrative Agent, the applicable Borrower(s) and such New Term Loan Lenders.

(ii)           If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Aggregate Dollar Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c)         Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portions of the Letter of Credit Sublimit, the unused Dollar Revolving Credit Commitment, the unused Multicurrency Revolving Credit Commitment or the unused Term Loan Commitments under this Section 2.06. Upon any reduction of unused Dollar Revolving Credit Commitments, unused Multicurrency Revolving Credit Commitments or unused Term Loan Commitments, the Dollar Revolving Credit Commitment, the Multicurrency Revolving Credit Commitments or Term Loan Commitments, as applicable, of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the applicable Revolving Credit Facility or Term Loan Facility, as applicable, is reduced. All Commitment Fees accrued until the effective date of any termination of the Total Revolving Credit Commitments shall be paid on the effective date of such termination.

2.07           Repayment of Loans.

(a)         Tranche B Term Loans.  On each date set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche B Repayment Date”), the Term Loan Borrowers shall pay to the Administrative Agent, for the account of the Tranche B Term Lenders, a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Sections 2.05 and 2.06(b)) equal to the amount set forth below for such date:

Repayment Date	Amount
September 30, 2013	$1,887,500
December 31, 2013	$1,887,500
March 31, 2014	$1,887,500
June 30, 2014	$1,887,500
September 30, 2014	$1,887,500
December 31, 2014	$1,887,500
March 31, 2015	$1,887,500
June 30, 2015	$1,887,500
September 30, 2015	$1,887,500
December 31, 2015	$1,887,500
March 31, 2016	$1,887,500
June 30, 2016	$1,887,500
September 30, 2016	$1,887,500
December 31, 2016	$1,887,500
March 31, 2017	$1,887,500
June 30, 2017	$1,887,500
September 30, 2017	$1,887,500
December 31, 2017	$1,887,500
March 31, 2018	$1,887,500
June 30, 2018	$1,887,500
September 30, 2018	$1,887,500
December 31, 2018	$1,887,500
March 31, 2019	$1,887,500
June 30, 2019	$1,887,500
September 30, 2019	$1,887,500
December 31, 2019	$1,887,500
March 31, 2020	$1,887,500
Tranche B Maturity Date	Remainder

To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date, together with accrued and unpaid interest and fees on the principal amount to be paid up to but excluding the date of payment.  All repayments pursuant to this Section 2.07(a) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(b)         Reserved.

(c)         Revolving Credit Loans. The Revolving Credit Borrowers shall repay to the Administrative Agent for the ratable account of the Dollar Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Dollar Revolving Credit Borrowings outstanding on such date. The Revolving Credit Borrowers shall repay to the Administrative Agent for the ratable account of the Multicurrency Revolving Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Multicurrency Revolving Credit Borrowings outstanding on such date.

2.08           Interest.

(a)         Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)         If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09           Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a)         Commitment Fees. The Revolving Credit Borrowers shall pay to the Administrative Agent (x) for the account of each Dollar Revolving Lender in accordance with its Pro Rata Dollar Share, (i) a commitment fee equal to the Applicable Rate times the average daily unused amount of the Dollar Revolving Credit Commitments of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated) and (y) for the account of each Multicurrency Revolving Lender in accordance with its Pro Rata Multicurrency Share, (i) a commitment fee equal to the Applicable Rate times the average daily unused amount of the Multicurrency Revolving Credit Commitments of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated) (clauses (x) and (y) collectively, the “Commitment Fee”); provided, however, that any Commitment Fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Revolving Credit Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that the Commitment Fee shall otherwise have been due and payable by the Revolving Credit Borrowers prior to such time; and providedfurther that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Credit Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and to but excluding the last day of the Availability Period (and, if applicable, thereafter on demand). The Commitment Fee shall be calculated quarterly in arrears.

(b)         Other Fees.   The Borrowers shall pay to the Agents for their own respective accounts such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10           Computation of Interest and Fees. All computations of interest for Base Rate Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11           Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower so notified shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Term Loans, be in the form of Exhibit J-1 (a “Term Loan Note”), (iii) in the case of Dollar Revolving Credit Loans, be in the form of Exhibit J-2 (a “Dollar Revolving Note”) and (iii) in the case of Multicurrency Revolving Credit Loans, be in the form of J-3 (a “Multicurrency Revolving Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)         Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

2.12           Payments Generally.

(a)         All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in the relevant currency, as the case may be, and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Dollar Share, Pro Rata Multicurrency Share, Pro Rata New Term Loan Share or Pro Rata Tranche B Share, as applicable, (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed in the Administrative Agent’s sole discretion received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)         (i)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative

Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or make its payment under Section 11.04(c).

(e)         Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)         The Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrowers’ accounts with such Lender any amount so due.

(g)         Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03.

2.13           Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14           Incremental Facilities.

(a)         The Borrowers (or, any Restricted Subsidiary or Restricted Subsidiaries of any Borrower that is not a Borrower (any such Restricted Subsidiary, an “Additional Borrower”) may) may by written notice to the Administrative Agent elect to request the establishment of one or more new tranches or term facilities denominated in Dollars, an Alternative Currency or any other currency agreed to by the applicable Borrower, the Administrative Agent and the Lenders providing such New Term Loan Facility (each, a “New Term Loan Facility”) and/or increase the principal amount of the Term Loans, any Incremental Term Loans or any Extended Term Loans by requesting new term loan commitments to be added to such Loans (together with any New Term Loan Facility, the “Incremental Term Facility” and any Loans made pursuant to an Incremental Term Facility, “Incremental Term Loans” ) and/or request an increase in any Tranche of Revolving Credit

Commitments (an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities” and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”), in an aggregate amount not in excess of the greater of (x) $150,000,000 (or a principal amount equal to the Dollar Equivalent of $150,000,000) less any amount of Indebtedness incurred pursuant to Section 8.02(p) and (y) an unlimited amount if, after giving effect to the incurrence of such amount, the First Lien Net Leverage Ratio is less than or equal to 4.50:1.00 on a Pro Forma Basis (assuming (A) the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated Indebtedness, whether or not such Indebtedness would otherwise be included and (B) any Incremental Revolving Facilities are fully drawn) and, in each instance for an amount not less than $5,000,000 (or a principal amount equal to the Dollar Equivalent of $5,000,000) individually (or such lesser amount which shall be approved by the Administrative Agent); provided, that, notwithstanding the foregoing, Incremental Term Loans may be incurred without regard to the foregoing limits to the extent that the Net Cash Proceeds of such Incremental Term Loans are used on the date of incurrence to permanently prepay and refinance on a dollar-for-dollar basis Term Loans (and any such Incremental Term Loans, the “Refinancing Incremental Term Loans”) shall be deemed to have been incurred pursuant to this proviso.  Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the applicable Borrowers propose that the applicable Incremental Facility shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent, (ii) the identity of each Lender or Affiliate or other Person that is consented to by the Administrative Agent (which consent shall not be unreasonably withheld) (each such Affiliate or other Person, a “New Loan Lender”) to whom the Borrowers propose any portion of such Incremental Facility be allocated and the amounts of such allocations and (iii) whether such Incremental Facility is to be an Incremental Term Facility or Incremental Revolving Facility.  Such Incremental Facility shall become effective, as of such Increased Amount Date; provided that (A) no Event of Default or Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Loans; provided, that with respect to this clause (A), solely to the extent the proceeds of such Incremental Facility are being or will be used to finance an Investment permitted hereunder and if agreed to by the lenders providing such Incremental Facility, such condition shall be that no Event of Default under only Sections 9.01(a), (f) or (g) hereunder shall exist, (B) both before and after giving effect to the making of any such Incremental Loans, each of the conditions set forth in Section 5.02 shall be satisfied and all fees and expenses owing in respect of such increase to the Administrative Agent and the Lenders have been paid; provided, further that, (x) with respect to Section 5.02(a), solely to the extent the proceeds of such Incremental Facility are being or will be used to finance an Investment permitted hereunder, such Investment shall only be subject to customary “funds certain provisions”, if agreed to by the lenders providing such Incremental Facility and (y) with respect to Section 5.02(b), solely to the extent the proceeds of such Incremental Facility are being or will be used to finance an Investment permitted hereunder and if agreed to by the lenders providing such Incremental Facility, such condition shall be that no Event of Default under only Sections 9.01(a), (f) or (g) hereunder shall exist; (C) any Incremental Facility provided by any New Loan Lender shall be effected pursuant to one or more joinder agreement (an “Incremental Amendment”) in form and substance satisfactory to the Administrative Agent and executed and delivered by the Borrowers and the Administrative Agent, each of which shall be recorded in the Register; and (D) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b)         The creation or provision of any Incremental Facility or Incremental Loan shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment.

(c)         The terms and provisions of any Incremental Revolving Facility shall be, except as otherwise set forth herein, identical to the existing Dollar Revolving Credit Facility or Multicurrency Revolving Credit Facility, as applicable.

(d)         The terms and provisions of any Incremental Term Loans shall be, if such Incremental Term Loans are not Tranche B Term Loans, except as otherwise set forth herein or in the joinder agreement set forth in clause (a) above, identical to the Tranche B Term Loans; provided that, (i) the weighted average life to maturity of any New Term Loan Facility shall be no shorter than the weighted average life to maturity of the Term Loans, (ii) the final maturity date of with respect to any New Term Loans shall be no shorter than the Latest Maturity Date, (iii) if the initial yield on any New Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the Eurocurrency Rate on the New Term Loans and (y) if the New Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from PSP or any of its Restricted Subsidiaries for doing so (the amount of such fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such New Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Rate then in effect for any Eurocurrency Rate Term Loans, then the Applicable Rate then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loans (and if the Eurocurrency Rate margins on the New Term Loans are subject to a leveraged-based pricing grid, appropriate increases to the other Applicable Rates for the Term Loans, consistent with the foregoing, shall be made), (iv) any New Term Loan Facility shall rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Term Loans or may be unsecured (and to the extent subordinated in right of payment or security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent); provided, that, in the event the New Term Loan Facility is incurred by a Foreign Subsidiary of PSP, such New Term Loan Facility shall be permitted to be secured by assets in accordance with the Agreed Security Principles and otherwise described in Section 7.12 which assets may or may not also secure other Tranches of Term Loans.  Each joinder agreement referred to in clause (a) above may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(e)         Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Loans that are to be additional Tranche B Term Loans, Multicurrency Revolving Credit Loans or Dollar Revolving Credit Loans, as applicable, and when originally made, are included in each Borrowing of outstanding Tranche B Term Loans, Multicurrency Revolving Credit Loans or Dollar Revolving Credit Loans, as applicable, on a pro rata basis.  This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurocurrency Rate Borrowing to be converted into a Base Rate Borrowing on the date of each such Incremental Loan, or by allocating a portion of each such Incremental Loan to each outstanding applicable Eurocurrency Rate Borrowing on a pro rata basis, even though as a result thereof such Incremental Loan may effectively have a shorter Interest Period than the Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period).  Any conversion of Eurocurrency Rate Loans to Base Rate Loans made pursuant to the preceding sentence shall be subject to Section 3.05.  If any Incremental Loans is to be allocated to an existing Interest Period for a Eurocurrency Rate Borrowing then, subject to Section 2.08(b), the interest rate applicable to such Incremental Loan for the remainder of such Interest Period shall equal the Eurocurrency Rate for a period approximately equal to the remainder of such Interest Period (as determined by the Administrative Agent two Business Days before the date such Incremental Loan is made) plus the

Applicable Rate then in effect.  In addition, to the extent any Incremental Term Loans are to be additional Tranche B Term Loans, the applicable scheduled amortization payments under Section 2.07 required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(f)         Prior to the Increased Amount Date, if the Restricted Subsidiary incurring the Incremental Facility is an Additional Borrower, (i) such Subsidiary shall deliver to the Lenders providing the Incremental Facility (including any New Loan Lender) and the Administrative Agent, such documentation and other information reasonably requested by such Lenders or the Administrative Agent for purposes of complying with all necessary “know-your-customer” or other similar checks under all applicable laws and regulations and no written objection submitted by any of the Lenders or the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information shall have been given by such Lenders or the Administrative Agent and (ii) if such Additional Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than a jurisdiction in or under the laws of which at least one of the then-existing Borrowers is organized or incorporated on the date such Restricted Subsidiary becomes an Additional Borrower, the Administrative Agent may amend this Agreement (which amendments may include, without limitation, Section 3.01 and the definition of “Non-Excluded Taxes” and the Agreed Security Principles) and the other Loan Documents to include such Subsidiary as an Additional Borrower hereunder, which amendment must be mutually agreed to by the Administrative Agent, the Borrowers, the applicable Additional Borrower, and the Lenders providing the Incremental Facility but without the consent of any other Lender (provided that no such amendment shall materially adversely affect the rights of any Lender that has not consented to such amendment); provided that (a) subject to the Agreed Security Principles, each Additional Borrower shall also be a Guarantor and (b) neither the Administrative Agent nor any Lender shall be materially adversely affected by the addition of such Additional Borrower. Any obligations in respect of borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents.  If the New Term Loan Facility is incurred in a currency other than Dollars or an Alternative Currency, this Agreement may be amended to reflect such new currency hereunder, which amendment must be mutually agreed to by the Administrative Agent and MacDermid.

(g)         For the avoidance of doubt, no amendment, waiver or consent pursuant to Section 11.01 shall impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder with respect to any New Term Loan Facility without the written consent of the holders of a majority of the aggregate unpaid principal amount of such Term Loan Commitments and New Term Loans outstanding under such New Term Loan Facility.

2.15           Defaulting Lender.  (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)      Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.01.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to cash collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(d); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15(d); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and L/C Exposure are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. (a) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Dollar Revolving Lender that is a Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Dollar Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.15(d).

(C)           With respect to any Letter of Credit Fees not required to be paid to any Dollar Revolving Lender that is a Defaulting Lender (as “Defaulting Dollar Revolving Lender”) pursuant to clause (B) above, the Revolving Credit Borrowers shall (x) pay to each non-Defaulting Lender Dollar Revolving Lender that portion of any such fee otherwise payable to such Defaulting Dollar Revolving Lender with respect to such Defaulting Dollar Revolving Lender’s obligation to fund participations in respect of Letters of Credit that have been reallocated to such non-Defaulting Dollar Revolving Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Dollar Revolving Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Dollar Revolving Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Dollar Revolving Lender’s obligation to fund participations in respect of Letters of Credit shall be reallocated among the non-Defaulting Dollar Revolving Lenders in accordance with their respective Pro Rata Dollar Shares (calculated without regard to such Defaulting Dollar Revolving Lender’s Dollar Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) the Outstanding Amount of each non-Defaulting Dollar Revolving Lender’s Dollar Revolving Credit Loans and L/C Obligations (with the aggregate amount of each Dollar Revolving Lender’s funded participations in L/C Obligations (prior to giving effect to such reallocation) being deemed ‘held” by such Dollar Revolving Lender for this purpose) do not exceed the Dollar Revolving Commitment of such non-Defaulting Dollar Revolving Lender.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)      Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Revolving Credit Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize any L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15(d).

(b)         Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Letters of Credit.  So long as any Dollar Revolving Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto (determined after giving effect to Section 2.15(a)(iv) and any cash collateral provided by such Defaulting Lender).

(d)         Cash Collateral.  (2) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrowers shall cash collateralize such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)           The Borrowers, and to the extent provided by any Defaulting Dollar Revolving Lender, such Defaulting Dollar Revolving Lender, hereby grant to the Administrative Agent,

for the benefit of each L/C Issuer, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Dollar Revolving Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and such L/C Issuer as herein provided (other than Permitted Liens), or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Dollar Revolving Lender).

(iii)           Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Dollar Revolving Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Dollar Revolving Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)           Cash collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such L/C Issuer that there exists excess cash collateral; provided that, subject to this Section 2.15 the Person providing cash collateral and such L/C Issuer may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further, that to the extent that such cash collateral was provided by a Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.16           Extension of Term Loans and Revolving Credit Commitments.

(a)         The Borrowers may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”), (ii) Dollar Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Dollar Revolving Tranche”) or (iii) Multicurrency Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Multicurrency Revolving Tranche” and together with the Existing Term Tranches and the Existing Dollar Revolving Tranche, each an “Existing Tranche”, and the Dollar Revolving Credit Commitments of such Existing Dollar Revolving Tranche, the “Existing Dollar Revolving Loans”, the Multicurrency Revolving Credit Commitments of such Existing Multicurrency Revolving Tranche, the “Existing Multicurrency Revolving Loans” and, together with the Existing Dollar Revolving Loans, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche”, “Extended Dollar Revolving Tranche” or “Extended Multicurrency Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans, Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans”, “Extended Dollar Revolving Commitments” or “Extended Multicurrency Revolving Commitments”, as applicable and, collectively, the “Extended Loans” and, the Extended Dollar Revolving Commitments together with the Extended Multicurrency Revolving Commitments, the “Extended Revolving Commitments”, as applicable) and to provide for other terms consistent with this Section 2.16; provided that (i) no Event of Default pursuant to Section 9.01(a), (f) or (g) shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by the Borrowers to all Lenders with Term Loans, Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate Revolving Credit Commitments) and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers in their sole discretion.  In order to establish any Extended Tranche, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the weighted average life to maturity of such Extended Tranche would be no shorter than the remaining weighted average life to maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrowers’ discretion, more restrictive assignment and participation provisions applicable to Tranche B Term Loans or Initial Revolving Credit Commitments, as applicable, set forth in Section 11.06.  No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request.  Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)         The Borrowers shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche.  In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.16 (each, an “Extension”), the Borrowers shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.  The Borrowers may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request.  Any Lender may revoke an Extension

Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by Borrower).  The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)         Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.16(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.16(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.16(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  Subject to the requirements of this Section 2.16 and without limiting the generality or applicability of Section 10.01 to any Section 2.16 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.16 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.16 Additional Amendments do not become effective prior to the time that such Section 2.16 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.16 Additional Amendments to become effective in accordance with Section 11.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the applicable Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata or otherwise more favorable basis.  Notwithstanding anything to the contrary in Section 11.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of MacDermid  and the Administrative Agent, to effect the provisions of this Section 2.16; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.16 Additional Amendment. Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(d)         If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrowers may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.06 (with the assignment fee and any other costs and expenses to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption.  In connection with any such replacement under this Section 2.16, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and PSP shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(e)         Following any Extension Date, with the written consent of the Borrowers, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to PSP and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of PSP or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extended Lender as consideration for its Extension into such Extended Tranche.  Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.16, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that PSP may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrowers’ sole discretion and may be waived by the Borrowers ) of Existing Loans of any or all applicable Tranches be extended.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

For the avoidance of doubt, the provisions of Section 2.13 shall not be construed to apply to any Extension in accordance with this Section 2.15.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.

(a)         Except as required by applicable law, any and all payments by or on behalf of any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all interest, penalties or other liabilities with respect thereto (hereinafter referred to as “Taxes”), excluding, in the case of the Administrative Agent and each Lender, (A) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office, or is subject to tax by virtue of any present or former connection (other than solely having executed, performed its obligations, received payments under or enforced the Loan Documents), (B) branch profits taxes imposed by a jurisdiction described under clause (A) above, (C) in the case of a Foreign Lender with respect to a US Borrower (other than an assignee pursuant to a request by MacDermid under Section 11.15), any United States withholding tax that is imposed on amounts payable to such Foreign Lender under the law applicable at the time such Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01, (D) taxes attributable to the failure to comply with Section 11.14 and (E) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, interest, penalties and other liabilities being hereinafter referred to as “Non-Excluded Taxes”).  Notwithstanding the foregoing, if any Taxes are required to be deducted from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) such Loan Party shall make such deductions, (ii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, (iii) if such Tax is a Non-Excluded Tax, the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made on account of Non-Excluded Taxes and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)         In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding any such taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.15) (hereinafter referred to as “Other Taxes”).

(c)         Each Loan Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of any Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any interest and penalties with respect to Non-Excluded Taxes or Other Taxes to the extent such Non-Excluded Taxes or Other Taxes are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the

Administrative Agent or such Lender. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor.  Any demand for payment under Section 3.01(c)(i) must be accompanied by a notice of assessment from the relevant Governmental Authority for a Non-Excluded Tax or Other Tax.

(d)         If any Lender is entitled to a refund (including any credit in lieu of a refund) of any Taxes with respect to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), such Lender shall pay over such refund to the applicable Loan Party (but only to the extent of additional amounts paid by the Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

3.02           Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and MacDermid that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Loan Party shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Eurocurrency Rate Loans or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Loan Party shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03           Inability to Determine Rates. If the Required Lenders determine that (i) for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, (ii) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Loans as a part of such Borrowing during its Interest Period or (iii) the Eurocurrency Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for such Interest Period, the Administrative Agent will promptly so notify MacDermid and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency

Rate Loans (or such other applicable Loan in an Alternative Currency) shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, any Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, in the case of Eurocurrency Rate Loans (or such other applicable Loan in an Alternative Currency), will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in Dollars in (or, in the case of any applicable Loan in an Alternative Currency, in an amount equal to the Dollar Equivalent of) the amount specified therein.

3.04           Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)         If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Non-Excluded Taxes or Other Taxes, in each case, addressed by Section 3.01, (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)         If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)         The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d)         Failure or delay on the part of any Lender, the Administrative Agent or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender, the Administrative Agent or the L/C Issuer under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender, the Administrative Agent or the L/C Issuer knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in law within such 120-day period.  The protection of this Section shall be available to each Lender, the Administrative Agent and the L/C Issuer regardless of any possible contention of the invalidity or inapplicability of the change in law that shall have occurred or been imposed.

(e)           Notwithstanding anything herein to the contrary, for purposes of this Section 3.04, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” or “change in the interpretation of law”, regardless of the date enacted, adopted or issued.

3.05           Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by any Borrower;

(c)         any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.15; or

(d)         any payment by any Revolving Credit Borrower of the principal of or interest on any Dollar Revolving Credit Loan (or interest due thereon) denominated in an Alternative Currency in a different currency from the currency in which the applicable Dollar Revolving Credit Loan is denominated;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06           Matters Applicable to all Requests for Compensation.

(a)         A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)         Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 11.15.

3.07           Pro Rata Treatment.  Except as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments, Dollar Revolving Credit Commitments or Multicurrency Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

3.08           Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Tranche B Term Loan Commitments, the Total Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
GUARANTY

4.01           The Guaranty.

(a)         Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)         Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount as will result in such obligations with respect hereto and thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Article IV hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.

4.02           Obligations Unconditional.  (a)  The obligations of the Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor, as applicable, shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full.

(b)         Without limiting the generality of the foregoing subsection (a), it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(iv)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(c)         With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03           Reinstatement.  The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Arranger, the Administrative Agent, the Collateral Agent, the Syndication Agent, the L/C Issuer and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04           Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05           Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors on the one hand, and the Administrative Agent, for the ratable benefit of the Secured Parties on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01(a).

4.06           Rights of Contribution. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor with respect to the Obligations in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been paid in full.

4.07           Guarantee of Payment; Continuing Guarantee.  The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations, whenever arising.

Notwithstanding anything to the contrary set forth herein, this Article IV shall be subject in all respects to the Agreed Security Principles and to the provisions of Section 7.15 hereof.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01           Reserved.

5.02           Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)         The representations and warranties of Holdings, each Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)         No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)         The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)         Solely with respect to any Credit Extension under the Revolving Credit Facility, if as of the date of such Credit Extension and after giving effect thereto the aggregate Outstanding Amount of Revolving Loans and all L/C Obligations, shall in the aggregate exceed 25% of the used and unused Revolving Credit Commitments, the financial covenant set forth in Section 8.10(a) shall be satisfied, calculated at the time of such Credit Extension by looking back to the last day of the prior fiscal quarter to determine if PSP would have been in compliance with the financial covenant set forth in Section 8.10(a) as of such fiscal quarter end as if the financial covenant had been tested for such fiscal quarter (after giving pro forma effect to the Credit Extension).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants to the Arranger, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders (as of the date such Loan Party becomes a Loan Party and each date such Loan Party is deemed to make such representations and warranties thereafter) that:

6.01           Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing (to the extent such concepts are applicable in such Loan Party’s jurisdiction of organization) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (including the Act); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02           Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Amendment No. 1 Transactions (other than the Acquisition) (and only to the extent such Loan Party was a Loan Party on the effective date thereof) are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b)(I) conflict with or result in any breach or contravention of any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, or (II) conflict with or result in any breach or contravention of, or the creation of any material Lien under, or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law that would adversely affect the rights of the Lenders, the Administrative Agent or the Collateral Agent under the Loan Documents. No Loan Party or any of its Restricted Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

6.03           Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing (other than security filings and those for which such approval, consent, exemption, authorization has been obtained or such action has been taken or notice or filing made) with, any Governmental Authority or any other Person is necessary or required in connection with (in each instance, except as permitted pursuant to the Agreed Security Principles) (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Amendment No. 1 Transactions (to the extent such Loan Party was a Loan Party on the effective date thereof), (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

6.04           Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party hereto and thereto in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.05           Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements delivered to the Administrative Agent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrowers and their Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers and their Restricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP.

(b)         Reserved.

(c)         No event, change or condition has occurred since December 31, 2012, that has had, or could reasonably be expected to have, a Material Adverse Effect.

6.06           Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Amendment No. 1 Transactions, or (b) except as specifically disclosed on Schedule 6.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party, of the matters described on Schedule 6.06 hereto.

6.07           No Default. Neither any Loan Party nor any Restricted Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08           Properties. (a)  Each Loan Party and each of its Restricted Subsidiaries has good record, valid and marketable title in fee simple to, or valid leasehold interests in (to the extent such ownership or leasing concepts are applicable to such property in the jurisdiction in which it resides), all Real Property necessary or used in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Restricted Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted.

(b)         Section II.E to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in Real Property located in the United States (i) owned by any Borrower as of the Closing Date and (ii) leased, subleased or otherwise occupied or utilized by any Borrower, as lessee, sublessee, franchisee or licensee, as of the Closing Date.

(c)         No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 7.07.

6.09           Environmental Compliance         (a) Each Loan Party and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws, Environmental Liabilities and Environmental Claims on their respective businesses, operations and properties, and as a result thereof such Loan Party has reasonably concluded that, except as specifically disclosed in Schedule 6.09, compliance with such Environmental Laws or any claims alleging violation of, or liability under, such Environmental Laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         Except as otherwise set forth on Schedule 6.09, none of the properties currently owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or CERCLIS.

(c)         Except as otherwise set forth on Schedule 6.09, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries have been properly stored, handled or disposed of in a manner not reasonably expected to result in any material Environmental Liabilities to the Borrowers and their Restricted Subsidiaries, taken as a whole.

(d)         Except as otherwise set forth on Schedule 6.09, neither any Loan Party nor any Restricted Subsidiary is subject to any Environmental Claims or Environmental Liabilities which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)         Each Loan Party and its Restricted Subsidiaries are in compliance with, and possesses all Environmental Permits required pursuant to, Environmental Laws, except to the extent such noncompliance or failure to possess could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10           Insurance. The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates, provided that no coverage in respect of terrorism shall be required.  As of the Amendment No. 1 Effective Date, such insurance is in full force and effect and all premiums have been duly paid.

6.11           Taxes.  The Loan Parties and their Restricted Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other material governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

6.12           ERISA Compliance. (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and the Borrowers and all applicable ERISA Affiliates have performed in all material respects their obligations with respect to each Plan. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code (except where such would not result in material liability), and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 303 of ERISA has been made with respect to any Plan.

(b)         There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c)         Except as set forth on Schedule 6.12 or as could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; (v) as of the most recent valuation date for any Pension Plan that precedes the Amendment No. 1 Effective Date, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefits liabilities) was zero; (vi) as of the most recent valuation date that precedes the Amendment No. 1 Effective Date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Loan Parties and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to section 4221(e) of ERISA was zero; and (vii) except to the extent required under Section 4980B of the Code or any applicable state or local law, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Parties or any of their respective ERISA Affiliates.

(d)         With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Restricted Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”) except as could not reasonably be expected to have a Material Adverse Effect:

(A)           Any and all employer and employee contributions due and required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made in all material respects, or, if applicable, accrued, in accordance with normal accounting practices.

(B)           Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is in compliance in all material respects with applicable law.

(e)           Other than in respect of the UK Pension Plan, neither any Loan Party nor any Restricted Subsidiary is or has at any time been the employer or “connected” with or an “associate” (as those terms are used in the UK Pensions Act 2004) of the employer of a UK defined benefit pension plan, other than as would not have or reasonably be expected to have a Material Adverse Effect.

6.13           Subsidiaries; Equity Interests. As of the Amendment No. 1 Effective Date, no Loan Party (to the extent such Loan Party was a Loan Party on the Amendment No. 1 Effective Date) has any Subsidiaries other than those specifically disclosed in Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are directly or indirectly owned by a Loan Party (except for certain immaterial director’s qualifying shares) free and clear of all Liens except those created under the Collateral Documents and as otherwise disclosed in Schedule 6.13. All of the outstanding Equity Interests in each Loan Party and its Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in such Loan Party’s jurisdiction of organization).

6.14           Margin Regulations; Investment Company Act           (a)  The Borrowers are not engaged, nor will they engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)         No Loan Party, nor any Person Governing any Loan Party, nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

6.15           Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All written information (including the Confidential Information Memorandum) heretofore furnished by any Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the Amendment No. 1 Transactions or any other transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified.

6.16           Compliance with Laws.  Except as otherwise provided in the representations above, each Loan Party and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17           Intellectual Property; Licenses, Etc.  Each Loan Party and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, and licenses (collectively, “IP Rights”) that are used in and material to the operation of the business of the Borrowers and the Restricted Subsidiaries, taken as a whole. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Restricted Subsidiary infringes upon any rights held by any other Person except where such infringement could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18           Solvency  Immediately after the consummation of the Amendment Transactions to occur on the Amendment No. 1 Effective Date and immediately following the making of each Loan and after giving effect to the application of proceeds of each Loan, the Loan Parties are, together with their Restricted Subsidiaries on a consolidated basis, Solvent.

6.19           Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

6.20           Perfection, Etc. Except as permitted under the Collateral Documents or the Agreed Security Principles, all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Liens permitted under the Loan Documents), securing the payment of the Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

6.21           Swap Obligations. Neither the Borrowers nor any of their Restricted Subsidiaries have incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

6.22           Labor Matters.  As of the Amendment No. 1 Effective Date (to the extent such Loan Party was a Loan Party on the Amendment No. 1 Effective Date), there are no strikes, lockouts or slowdowns against PSP or any of its Restricted Subsidiaries pending or, to the knowledge of PSP,

Holdings or any Borrower, threatened.  Except as provided on Schedule 6.22, the hours worked by and payments made to employees of Holdings, the Borrowers and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  All payments due from PSP or any of its Restricted Subsidiaries, or for which any claim may be made against PSP or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of PSP or any of its Restricted Subsidiaries, except for such failures that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The consummation of the Amendment No. 1 Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which PSP or any of its Restricted Subsidiaries is bound.

6.23           OFAC and FCPA.

(a)         Neither of the Borrowers nor their Subsidiaries or, to the knowledge of the Borrowers, any director or officer of the Borrowers or their Subsidiaries, is an individual or entity that is a Person that is the subject of any Sanctions or is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Borrowers will not use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person to fund activities or business of any Person that, at the time of such funding, is the subject of Sanctions.

(b)         No part of the proceeds of the loans will be used by the Borrowers or any of their Subsidiaries in violation of the FCPA.

6.24           Senior Indebtedness. The Obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

6.25           Centre of Main Interests and Establishments. For the purposes of the Regulation, the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party incorporated in the European Union is situated in its jurisdiction of incorporation.

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder, other than contingent indemnification obligations for which no claim has been asserted, which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Restricted Subsidiary to:

7.01           Financial Statements. Deliver to the Administrative Agent who will deliver the same to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)         within 90 days after the end of each fiscal year of PSP, a consolidated balance sheet of PSP and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered) or any qualification or exception as to the scope of such audit that would be material to PSP and its Restricted Subsidiaries, taken as a whole and (ii) to the extent filed with the SEC, a copy of the attestation report filed with the SEC of such independent certified public accountant of nationally recognized standing as to the PSP’s internal controls pursuant to Section 404 of Sarbanes-Oxley;

(b)         within 60 days after the end of each of the first three fiscal quarters of each fiscal year of PSP (or, with respect to the fiscal quarter ended September 30, 2013, Holdings), a consolidated balance sheet of PSP and its Restricted Subsidiaries (or, with respect to the fiscal quarter ended September 30, 2013, Holdings and its Restricted Subsidiaries) as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of PSP’s (or, with respect to the fiscal quarter ended September 30, 2013, Holdings’) fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of PSP as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of PSP and its Restricted Subsidiaries (or, with respect to the fiscal quarter ended September 30, 2013, Holdings and its Restricted Subsidiaries) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)         no later than 45 days after the end of each fiscal year of PSP, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the assumptions used for purposes of preparing such budget) in form reasonably satisfactory to the Administrative Agent and, promptly when available, any material revisions to such budget.

7.02           Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)         concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of PSP, which shall, among other things, (i) specify whether a Triggering Event has occurred during the preceding fiscal quarter, (ii) in the case of a certificate delivered with the financial statements required by Section 7.01(a) above, beginning with the fiscal year ending December 31, 2014, set forth the PSP’s calculation of Excess Cash Flow and in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relates and (iii) a list of each Subsidiary of a Borrower that identifies such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Amendment No. 2 Effective Date and the date of the last such list;

(b)         promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Restricted Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement, in each case, that is material, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(c)         promptly after the assertion or occurrence thereof, written notice of any Environmental Claim against, of any Environmental Liability incurred by, or of any noncompliance by, any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(d)         promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, including with respect to applicable “know-your-customer” and anti-money laundering rules and regulations (including the Act); and

(e)         simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.01(a) and 7.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of any Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Sections 7.01(a) and (b) and Section 7.02(a).

Each document required to be delivered pursuant to Section 7.01(a) or (b) shall be deemed to have been delivered on the date on which PSP posts such document on the SEC’s website at www.sec.gov (the “SEC Website”) or on the Platform (each of the foregoing, an “Informational Website”) so long as PSP notifies the Administrative Agent immediately upon posting to such Informational Website; provided, that PSP shall deliver paper copies of all such documents to the

Administrative Agent or any Lender that requests delivery of such paper copies until a request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this paragraph, and in any event shall have no responsibility to monitor compliance by PSP with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03           Notices. Promptly notify the Administrative Agent and each Lender:

(a)         within 10 days after any Responsible Officer of any Loan Party obtains knowledge of the occurrence of any Default;

(b)         within 10 days after any Responsible Officer of any Loan Party obtains knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)         of the occurrence of or the reasonably expected occurrence of any ERISA Event that could reasonably be expected to result in liability to any Loan Party in excess of 50% of the Threshold Amount and provide a written notice specifying the nature thereof, what action the Loan Party or its ERISA Affiliates has taken, is taking or proposes to take with respect thereof and, when known, any action taken or threatened by the IRS, the U.S. Department of Labor or the PBGC with respect thereto and with reasonable promptness, copies of the following to the extent requested by the Administrative Agent: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Parties or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; and (ii) copies of such other documents or governmental reports or filings relating to any Plan as Administrative Agent shall reasonably request;

(d)         of all notices received by the Loan Parties and any of their respective ERISA Affiliates from a Multiemployer Plan concerning an ERISA Event that could reasonably be anticipated to have a Material Adverse Effect and provide copies of such notices;

(e)         of any material investigation or proposed material investigation by the Pensions Regulator that may lead to the issuance of a Contribution Notice or Financial Support Direction to any Loan Party or Restricted Subsidiary, and of the receipt by any Loan Party or Restricted Subsidiary of a Contribution Notice or Financial Support Direction;

(f)         of any material change in accounting policies or financial reporting practices by PSP; and

(g)         the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against PSP or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of PSP setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04           Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Restricted Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, except claims which are being contested in good faith by appropriate proceedings with adequate reserves on the books of the Borrowers or the applicable Restricted Subsidiary with respect thereto in accordance with GAAP.

7.05           Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 8.03 or 8.04; provided, however, that the Borrowers and their Restricted Subsidiaries may cause to occur or consummate any merger or consolidation permitted under Section 8.03 or dissolution permitted under Section 8.04(e); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06           Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment useful and necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

7.07           Maintenance of Insurance.    (a) Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, provided that insurance coverage in respect of terrorism shall not be required.

(b)         With respect to each Domestic Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Domestic Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.08           Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09           Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of PSP or any of its Restricted Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Restricted Subsidiary, as the case may be.

7.10           Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to MacDermid.

7.11           Use of Proceeds. Use the proceeds of the Tranche B Term Loans, solely to refinance the Existing Indebtedness, to finance payment by MacDermid of the Specified Cash Distribution (as defined in the Existing First Lien Credit Agreement) and to pay fees and expenses related to the Transaction.  The Revolving Credit Borrowers will use the proceeds of the Revolving Loans for general corporate purposes.  The Revolving Credit Borrowers shall be entitled to request the issuance of Letters of Credit to support payment obligations incurred in the ordinary course of business.

7.12           Additional Collateral.   (a) Subject to the Agreed Security Principles, upon the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Excluded Subsidiary (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 7.12)) by any Loan Party, the Borrowers shall, in each case at the Borrowers’ expense:

(i)           within 30 Business Days after such formation or acquisition (or such longer period as may be contemplated by the Agreed Security Principles or as otherwise agreed to by the Administrative Agent in its sole discretion), cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (A) a Subsidiary Joinder Agreement or such other joinder agreement, in each case, in form and substance satisfactory to the Administrative Agent, guaranteeing the Borrowers’ obligations under the Loan Documents, (B) in the case of any Domestic Subsidiary, (i) a joinder to the Pledge and Security Agreement in form and substance satisfactory to the Administrative Agent, (ii) Uniform Commercial Code financing statements in the state of incorporation or formation of each such Subsidiary in order to, with respect to such Subsidiary, perfect and protect the first priority liens and security interests created under the Pledge and Security Agreement, certificates representing the Pledged Collateral referred to in the Pledge and Security Agreement accompanied by undated stock powers, endorsements and/or transfer powers, as applicable, executed in blank and evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to  perfect and protect the liens and security interests created under the Pledge and Security Agreement and the Intellectual Property Security Agreements have been taken, subject to the terms thereof, (iii) the results of a recent Lien and judgment search in each relevant jurisdiction with respect to such Subsidiary, which such search shall reveal no Liens on any of the assets of such Subsidiary except for Liens expressly permitted by Section 8.01 or other Liens acceptable to the Collateral Agent and except for Liens to be discharged on or prior to such Subsidiary’s execution of documents referred to in clauses (B)(i) hereof, pursuant to documentation reasonably satisfactory to the Collateral Agent, (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Subsidiary is a party or is to be a party and (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that such Subsidiary is duly organized or formed, and that such Subsidiary is validly existing and in good standing in its state of incorporation or formation (or such other security documents in form and substance satisfactory to the Administrative Agent), and in each case solely to the extent not in contravention of the

Agreed Security Principles, and (C) with respect to any Foreign Subsidiary, deliver those documents reasonably necessary in order to create, perfect and protect the liens and security interests granted by such Subsidiary to the Collateral Agent as reasonably requested by the Administrative Agent and solely to the extent not in contravention of the Agreed Security Principles;

(ii)           within 30 days after such formation or acquisition (or, in the case of Anion, within 30 days after the Anion Release) (or such longer period as may be contemplated by the Agreed Security Principles or as otherwise agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion with respect to such Subsidiary, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent, and

(iii)           at any time and from time to time, promptly execute and deliver any further instruments and documents and take all such other action as the Collateral Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, the Collateral Documents;

provided, that, subject to the Agreed Security Principles, each Loan Party shall cause (A) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any Excluded Domestic Subsidiary) and (B)(x) if such Loan Party is guaranteeing the Obligations incurred by a US Borrower or Domestic Subsidiary, 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First-Tier Foreign Subsidiary and Excluded Domestic Subsidiary to be subject at all times to a perfected Lien in favor of the Collateral Agent for the benefit of the applicable Secured Parties pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent and (y) if such Loan Party is guaranteeing the Obligations incurred by a Foreign Borrower or Foreign Subsidiary, 100% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and Excluded Domestic Subsidiary to be subject at all times to a perfected Lien in favor of the Collateral Agent for the benefit of the applicable Secured Parties pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent;

(b)         Subject to the Agreed Security Principles, within 90 days (or such longer period as may be contemplated by the Agreed Security Principles or as otherwise agreed to by the Administrative Agent in its sole discretion) of the acquisition thereof, promptly grant to the Collateral Agent a security interest in and Mortgage on each Real Property (other than the property excluded by the Agreed Security Principles), owned in fee (or such other similar ownership interest as recognized by local law) by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $3,000,000 at the time of acquisition, as reasonably estimated in good faith by the Loan Parties (each, a “Material Real Property”), as additional security for the Obligations. Subject to the Agreed Security Principles, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens, Liens pursuant to Section 8.01(g) or other Liens acceptable to the Collateral Agent.  Such Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Subject to the Agreed Security Principles, with respect to each Mortgage, except as may be agreed to by Collateral Agent, in its reasonable discretion, the applicable Subsidiary shall deliver (i) in the case of any Foreign Mortgaged Property, the documents required to be delivered pursuant to the Agreed Security Principles and (ii) in the case of any Domestic Mortgaged Property:

(i)           a mortgagee’s policy of title insurance, if available, (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Domestic Mortgaged Property and fixtures described therein in the amount equal to 110% of the fair market value of such Domestic Mortgaged Property and fixtures (but not to exceed 100% of the fair market value of such Domestic Mortgaged Property in jurisdictions that impose mortgage or intangibles recording tax), which fair market value is delivered to the Collateral Agent in writing by a Responsible Officer of the applicable Loan Party, which policy (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary and available, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) name the Collateral Agent and each of the other Secured Parties as insureds thereunder, (D) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies) where available, (E) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (F) have been supplemented by such endorsements and affirmative coverage as shall be reasonably requested by the Collateral Agent (including, but not limited to, endorsements on matters relating to usury, first loss, last dollar, zoning (unless the cost of obtaining such zoning endorsement is prohibitive or Collateral Agent receives a zoning letter reasonably acceptable to Collateral Agent), contiguity, revolving credit/future advance, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), and (G) contain no exceptions to title other than Permitted Liens and other exceptions reasonably acceptable to the Collateral Agent;

(ii)           Surveys with respect to each Domestic Mortgaged Property, other than as agreed by the Administrative Agent or the Title Company; provided that surveys delivered in connection with the Existing Mortgages shall be deemed reasonably satisfactory to the Administrative Agent and the Title Company for purposes of these provisions;

(iii)           an opinion of counsel for the Loan Parties (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Domestic Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)           a completed standard “life of loan” flood hazard determination form for each Domestic Mortgaged Property, and if the property is located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (A) a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of

2004 (collectively, the “Flood Laws”) is not available because the applicable community does not participate in the NFIP, (B) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (C) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent and in compliance with the Flood Laws.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, the Loan Parties shall not be required to (i) execute and deliver to the Collateral Agent Mortgages with respect to (A) any fee owned real property other than a Material Real Property; (B) secure any portion of the Revolving Credit Facility with a mortgage on Material Real Property located in New York State; and (C) any leasehold rights or interests in real property, or (ii) pledge or grant security interests in any of their property or assets if, in the reasonable judgment of Collateral Agent, the costs of creating or perfecting such pledges or security interests in such property or assets are excessive in relation to the benefits to the Secured Parties.

(c)         Subject to the Agreed Security Principles, with respect to any Collateral acquired after the Closing Date or, in the case of inventory or equipment, any material Collateral moved after the Closing Date by any Borrower or any other Loan Party (other than any Collateral described in paragraphs (a) or (b) of this Section 7.12) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a first priority perfected security interest, promptly (and, in any event, within 10 Business Days following the date of such acquisition (or such longer period as may be contemplated by the Agreed Security Principles or as otherwise agreed to by the Administrative Agent in its sole discretion)) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Pledge and Security Agreement or such other Collateral Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

7.13           Compliance with Environmental Laws.  (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; (c) take any and all actions necessary to (i) cure any violation of applicable Environmental Laws and (ii) cure and have dismissed with prejudice any Environmental Claim against Company or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder; and (d) if required by Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its current or former properties, in accordance with the requirements of all Environmental Laws; except in each case of (a), (b), (c) and/or (d) above, where such non-compliance, failure to obtain Environmental Permits, Environmental Claims or requirements of Environmental Law does not or could not be reasonably expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any of its Restricted Subsidiaries shall be required to undertake any such compliance, to obtain any such Environmental Permits, to cure, any such Environmental Claims or to perform any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

7.14           Further Assurances. Promptly upon request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably require from time to time in order to implement the provisions of the Loan Documents.

(b)      Subject to the Agreed Security Principles, each Loan Party shall (and Holdings shall procure that each member of the Restricted Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of creation, perfection, protection or maintenance of any Lien conferred or intended to be conferred on the Collateral Agent or the Secured Parties by or pursuant to the Loan Documents.

(c)      Each Loan Party must use, (and Holdings must procure that any other member of the Restricted Group that is a potential provider of a Lien created or expressed to be created in respect of the Obligations pursuant to the Collateral Documents uses), all commercially reasonable efforts lawfully available to avoid or mitigate the legal constraints on the provision of Liens provided for in the Agreed Security Principles.

7.15           Collateral and Guarantee Limitations.

(a)         Notwithstanding anything to the contrary in Article IV, Sections 7.12 and 7.14, the requirements of such Sections shall not apply to any assets or new Subsidiary created or acquired after the Amendment No. 2 Effective Date, as applicable, if, in the judgment of the Administrative Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp or other similar tax) are excessive in relation to the benefits to the Lenders.

(b)      Notwithstanding anything to the contrary in Article IV, Sections 7.12 and 7.14 or any Loan Document, (a) no Foreign Borrower, any Excluded Domestic Subsidiary or any Foreign Subsidiary shall be deemed to hereunder, or be obligated to, guarantee the Obligations of a US Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary or provide collateral therefor, and no pledge shall be required with respect to more than 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of any such person as provided in Section 7.12(a) above to a US Borrower to secure the Obligations of a US Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary.

(c)      Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary as provided in Section 7.12 that is organized or incorporated in or under the laws of any jurisdiction other than a jurisdiction in or under the laws of which at least one of the then-existing Loan Parties is organized or incorporated on the date such Restricted Subsidiary becomes a Loan Party, the Administrative Agent may, with the consent of PSP, amend the Agreed Security Principles and the other Loan Documents (including this Agreement) to include such Subsidiary as a Loan Party, which amendment must be mutually agreed to by the Administrative Agent and PSP but without the consent of any Lender (provided that no such amendment shall materially adversely affect the rights of any Lender that has not consented to such amendment).

7.16           Credit Rating. The Borrowers shall at all times use its commercially reasonable efforts to cause to be maintained (a) a corporate rating for the Borrowers from S&P, (b) a corporate family rating for the Borrowers from Moody’s and (c) a rating for each of the Facilities from each of S&P and Moody’s.

7.17           Post-Closing Matters. MacDermid shall, and shall cause each of the Restricted Subsidiaries to, take all necessary actions to satisfy the requirements set forth on Schedule 7.17, within such periods as specified on such schedule.

7.18           OFAC and FCPA.  The Borrowers agree that so long as any amount payable by the Borrowers hereunder remains unpaid or the Commitments have not been terminated, the Borrowers will, and will cause their Restricted Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

(a)         use the proceeds of the Loans in accordance with Section 7.11, but in no event for any purpose that would be contrary to Section 6.23; and

(b)         furnish to the Lenders such other information respecting the condition, operations or business, financial or otherwise, of the Borrowers or any Subsidiary as any Lender, through the Administrative Agent, may from time to time reasonably request (including any information that any Lender reasonably requests in order to comply with its obligations under any “know-your-customer” or anti-money laundering laws or regulations).

ARTICLE VIII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder, other than contingent indemnification obligations for which no claim has been asserted, which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

8.01           Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Loan Party or any of its Restricted Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a)         Liens pursuant to (i) any Loan Document and (ii) any document governing any Credit Agreement Refinancing Indebtedness; provided that in the case of this clause (ii), (a) such Liens do not extend to any assets that are not Collateral and (b) the applicable parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent a Customary Intercreditor Agreement, which agreement shall provide either that the Liens on the Collateral securing such Credit Agreement Refinancing Indebtedness shall have either (x) the same priority ranking as the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or (y) shall rank junior to the Liens on the Collateral securing the Obligations; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 8.01(a)(ii);

(b)         Permitted Liens;

(c)         Liens existing on the Closing Date and listed on Schedule 8.01(c) and any replacements, modifications, renewals or extensions thereof, provided that the property covered thereby is not increased in any material respect and the amount not increased or the direct or any contingent obligor changed and any replacement, modification, renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.02(c);

(d)         Liens securing Factoring Agreements of Foreign Subsidiaries in an aggregate amount up to $20,000,000 at any time outstanding;

(e)         Liens securing Indebtedness permitted by Section 8.02(m);

(f)         Liens securing Indebtedness or any other obligations in an aggregate amount up to the greater of (i) $75,000,000 and (ii) 40% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding;

(g)         (A) Liens on the Collateral securing Indebtedness that is permitted by Section 8.02(g); provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 120 days after such acquisition (or construction) (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of any Borrower or any Restricted Subsidiary and (B) any Lien securing the renewal, extension, refinancing or refunding of any such Indebtedness without a change in the assets subject to such Lien and to the extent that such renewal, refinancing or refunding is permitted by Section 8.02(g);

(h)         Liens granted to secure Indebtedness permitted by Section 8.02 (the “Second Lien Indebtedness”) which Lien is junior to the Liens securing the Obligations; provided that, (i) on the date such Second Lien Indebtedness is incurred, the Senior Secured Net Leverage Ratio on a consolidated basis for the Borrowers and their Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Second Lien Indebtedness is incurred shall not exceed 6.75 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the Second Lien Indebtedness had been incurred at the beginning of such four-quarter period and (ii) the agent, trustee or similar person party to such Second Lien Indebtedness shall enter into a Customary Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent;

(i)         Liens securing Indebtedness permitted by Section 8.02(p); and

(j)          Liens existing on assets acquired by PSP or any of its Subsidiaries pursuant to any Permitted Acquisition; provided, that (i) such Liens secure Indebtedness permitted pursuant to Section 8.02 and (ii) such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured immediately prior to such Permitted Acquisition.

8.02           Indebtedness.  Directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, in the case of Holdings or the Borrowers, issue any shares of Disqualified Stock or in the case of the Borrowers’ Restricted Subsidiaries (other than Holdings and MacDermid), issue any shares of Disqualified Stock or preferred stock, except:

(a)         Indebtedness under this Agreement and the other Loan Documents and Credit Agreement Refinancing Indebtedness incurred to refinance (in whole or in part) such Indebtedness;

(b)         Reserved;

(c)         Indebtedness (including, without limitation, credit lines) outstanding on the Closing Date and listed on Schedule 8.02 and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness;

(d)         Indebtedness consisting of Guarantees of the Borrowers or any Restricted Subsidiaries with respect to (i) Indebtedness of any Borrower or any Restricted Subsidiary to the extent that such Restricted Subsidiary’s or Borrower’s Indebtedness is permitted to be incurred pursuant to a subsection under this Section 8.02 (other than this subsection (d)) and (ii) Indebtedness of any Person that is not a Restricted Subsidiary, provided that the aggregate principal amount of such Indebtedness shall not at any time exceed $25,000,000 (without giving effect to any write-offs or write-downs of such Indebtedness);

(e)         intercompany loans (i) between the Borrowers and the Subsidiary Guarantors, (ii) between Subsidiary Guarantors, (iii) between the Borrowers, (iv) between Immaterial Subsidiaries, (v) from a Immaterial Subsidiary to a Borrower or a Subsidiary Guarantor, in each case, so long as the payee with respect to such intercompany loans is Solvent, both before and after giving effect to such intercompany loan and (vi) intercompany loans from any Borrower or any Subsidiary Guarantor to a Immaterial Subsidiary to the extent such loans are permitted under clause (b) of the definition of “Permitted Investments”; provided that intercompany loans described in clause (v) are subordinated to the Obligations pursuant on terms reasonably satisfactory to the Administrative Agent;

(f)         Indebtedness consisting of Permitted Swap Obligations;

(g)         capital lease obligations, mortgage financings, industrial revenue bonds or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction or improvement of property, plant or equipment used in the business of any Borrower or any Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding;

(h)         Acquired Indebtedness in an aggregate principal amount not to exceed the greater of (x) $25,000,000 and (y) 17% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding;

(i)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(j)         Indebtedness consisting of the financing of insurance premiums in the ordinary course of business in an amount not to exceed $20,000,000 at any time outstanding;

(k)         Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $80,000,000 and (y) 50% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding;

(l)         the incurrence of additional Indebtedness (including Acquired Indebtedness) by (A) any Borrower or any of its Restricted Subsidiaries or (B) Persons that are acquired by or merged or amalgamated with or into any Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement and in each case, incurred to finance a Permitted Acquisition or any other acquisition of any Acquired Entity by any Borrower or any wholly-owned Restricted Subsidiary; provided, in each case, that, at the time such additional Indebtedness is incurred, the Total Net Leverage Ratio on a consolidated basis for the Borrowers and their Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred shall not exceed 6.75 to 1.00, in each case, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

(m)         Indebtedness in an amount not to exceed $25,000,000 outstanding at any one time for the repurchase, redemption, acquisition or retirement of Equity Interests of any Borrower or Holdings held in a Plan or otherwise held by employees or independent contractors;

(n)         Indebtedness (in addition to the allowances in the other subsections of this Section 8.02) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $75,000,000 and (y) 50% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding; provided that the Borrowers and their Restricted Subsidiaries shall not be permitted to incur additional Indebtedness under this subsection (n) during the existence of an Event of Default or if an Event of Default would occur after giving effect to the incurrence of such Indebtedness;

(o)         unsecured Indebtedness issued or incurred by any Borrower or any Restricted Subsidiary Guarantor; provided that (i) such Indebtedness include a maturity date that is no earlier than the date that is 365 days after the Latest Maturity Date, (ii) such Indebtedness does not provide for any required, scheduled or mandatory prepayment on account of principal (including amortization or otherwise, but excluding a customary offer to redeem or repay with asset sale proceeds or following a Change of Control) prior to the date that is 365 days after the Latest Maturity Date, (iii) after giving effect to such incurrence and the applicable of proceeds therefrom, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iv) at the time such unsecured Indebtedness is incurred or issued, as applicable, the Total Net Leverage Ratio on a consolidated basis for the Borrowers and their Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred shall not exceed 7.00 to 1.00, in each case, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the unsecured Indebtedness had been incurred or issued, as applicable, at the beginning of such four-quarter period and (v) the terms and provisions of the documentation governing such Indebtedness is no more restrictive on the Borrowers and their Restricted Subsidiaries than the terms and provisions of this Agreement;

(p)         (i) additional Indebtedness in the form of bonds or notes (but not term loans or revolving credit loans) of any Borrower or any Restricted Subsidiary provided that both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom and (A) such additional Indebtedness (1) will not mature prior to the date which is at least six months after the Term Loan Maturity Date, (2) has no scheduled amortization or payments of principal prior to the Term Loan Maturity Date and (3) the terms thereof (other than with respect to pricing, premiums, optional prepayment or redemption terms and maturity), taken as a whole, are not more favorable to the holders thereof than those applicable to the holders of Term Loans and (B) after giving effect to the incurrence or issuance of such additional Indebtedness on the date thereof, either (x)(1) the principal amount of such Indebtedness shall not exceed the greater of (i) $150,000,000 (or a principal amount equal to the Dollar Equivalent of $150,000,000) less the amount of Incremental Facilities and/or Incremental Loans incurred pursuant to Section 2.14(a)(x) and (ii) an unlimited amount if, after giving effect to the incurrence of such Indebtedness, the First Lien Net Leverage Ratio is less than or equal to 4.50:1.00 on a Pro Forma Basis (assuming (A) the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated Indebtedness, whether or not such Indebtedness would otherwise be included and (B) any Incremental Revolving Facilities are fully drawn) or (y) all of the Net Cash Proceeds of any such Indebtedness are used on the date of incurrence to permanently prepay and refinance on a dollar-for-dollar basis Term Loans, (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness of the Borrower and (iii) Permitted Refinancing Indebtedness incurred to refinance such Indebtedness; and

(q)         Indebtedness arising under any performance or surety bond or obligations in respect of letters of credit related thereto, in each case entered into in the ordinary course of business.

Notwithstanding the foregoing, no Foreign Subsidiary will have unsecured Indebtedness for borrowed money in a principal amount individually in excess of $100,000,000 unless the holders (or a representative for the holders) of such Indebtedness become a party to intercreditor arrangements in form and substance satisfactory to the Administrative Agent such that (i) any Guarantees of such Indebtedness by Foreign Subsidiaries shall be automatically released and (ii) if incurred by a Foreign Subsidiary, the primary obligation to repay such Indebtedness shall be automatically released or assigned to PSP (i.e., so that such Foreign Subsidiary is no longer a borrower, issuer or other obligor in respect of such Indebtedness), in each of clauses (i) and (ii) upon any Disposition of such Foreign Subsidiary (including in a transaction involving the Disposition of a Subsidiary of PSP of which such Foreign Subsidiary is a Subsidiary) which Disposition occurs after an Event of Default occurs or as a result of the enforcement by the Collateral Agent of any Lien granted to secure the Obligations.

8.03           Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)         any Borrower or any Restricted Subsidiary (other than Holdings and Platform Delaware Holdings, Inc.) may merge with or acquire another Person, through a stock, asset or any other similar transaction, which is in the business of specialty chemicals or any related business and related equipment (or any business reasonably ancillary or complimentary thereto) if (i) such Borrower or such Restricted Subsidiary is the surviving entity, (ii) such acquisition is friendly and is done with the recommendation of the acquiree’s board of directors or similar governing body and (iii) such acquisition constitutes a Permitted Acquisition;

(b)         any Restricted Subsidiary of a Loan Party may merge with a Loan Party or a Wholly-Owned Consolidated Subsidiary of a Loan Party if (i) such Loan Party or such Wholly-Owned Consolidated Subsidiary, as the case may be, is the surviving entity of such merger (provided that if such merger involves (x) a Subsidiary Guarantor, the surviving entity of such merger shall be a Subsidiary Guarantor and (y) any Borrower, the surviving entity of such merger shall be such

Borrower) and (ii) immediately after giving effect to such merger, no Default shall have occurred or be continuing;

(c)         PSP or any of its Subsidiaries may enter a Permitted Intercompany Transaction; and

(d)         PSP may effect the Reorganization.

8.04           Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)         Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)         Dispositions of inventory in the ordinary course of business;

(c)         Dispositions by any Borrower or any Restricted Subsidiary to any Borrower or any Subsidiary Guarantor and Dispositions by a Restricted Subsidiary that is not a Subsidiary Guarantor or Borrower to another Restricted Subsidiary that is not a Subsidiary Guarantor or Borrower;

(d)         other Dispositions (i) for fair market value and for consideration at least 75% of which is cash or Cash Equivalents; provided that such Cash Equivalents shall mature within 180 days after the date of such Disposition, (ii) the proceeds of which shall be reinvested into the business of the Borrowers and their Restricted Subsidiaries within the Reinvestment Period or applied in accordance with Section 2.05 if and to the extent required thereby and (iii) so long as the Loan Parties are in Pro Forma Compliance;

(e)         the dissolution of any Restricted Subsidiary that (i) is not a Loan Party and (ii) is not material to the business of the Borrowers and their Restricted Subsidiaries, taken as a whole;

(f)         Dispositions set forth on Schedule 8.04;

(g)         other Dispositions in an aggregate amount not to exceed $15,000,000 during the term of this Agreement;

(h)         any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)         Dispositions permitted by Section 8.03;

(j)         the lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction;

(k)         assignments, licenses, sublicenses, leases and subleases of intellectual property in the ordinary course of business;

(l)         Dispositions in connection with a Factoring Agreements permitted by Section 8.02(r);

(m)         Dispositions of cash equivalents in the ordinary course of business; and

(n)         the granting of Liens permitted pursuant to Section 8.01.

8.05           Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)         so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, any Loan Party may repurchase its Equity Interests owned by employees of such Loan Party (or held by any Plans maintained by the foregoing) or make payments to employees of PSP or the Restricted Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or other Plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,500,000 in any fiscal year (excluding any net repurchases or payments over issuances of such Equity Interests in such fiscal year to such employees) (the “Distribution Amount”); provided, that the amount of permitted distributions pursuant to this Section 8.05(a) shall be increased by (A) the unused Distribution Amount for the immediately preceding fiscal year less (B) an amount equal to the unused Distribution Amount carried forward to such preceding fiscal year;

(b)         the redemption, retirement or defeasance of any Indebtedness of PSP or its Restricted Subsidiaries with the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness;

(c)         the payment of any dividend or distribution by a Restricted Subsidiary of PSP to the holders of its Equity Interests on a pro rata basis;

(d)         so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, dividends or distributions by PSP at the times due and in an amount necessary to make payments in accordance with and to the extent permitted by Section 8.07(f);

(e)         dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or any Borrower;

(f)         so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, Platform Delaware Holdings, Inc. may repurchase its Equity Interests owned by Tartan Holdings, LLC in exchange for Equity Interests of PSP;

(g)         in addition to the foregoing and following Restricted Payments, any Loan Party may make additional Restricted Payments to any other Loan Party;

(h)         Repurchases of Equity Securities deemed to occur upon the “cashless exercise” of stock options or warrants or upon the vesting of restricted stock units if such Equity Securities represents the exercise price of such options or warrants or represents withholding taxes due upon such exercise or vesting shall be permitted;

(i)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, dividends or distributions by MacDermid to Holdings (and Holdings may make dividends or distributions to the holders of its Equity Interests in an equal amount) in an aggregate amount not to exceed 50% of the Net Cash Proceeds received from any Autotype Asset Sale;

(j)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 33% of Consolidated EBITDA as of the last day of the last Test Period for which financial statements have been delivered pursuant to Section 7.01 at any time outstanding;

(k)         in addition to the foregoing and following Restricted Payments, Holdings, the Borrowers and their Restricted Subsidiaries may make additional Restricted Payments (i) pursuant to clause (a) of the definition thereof and (ii) pursuant to clause (b) of the definition thereof, collectively, in an aggregate amount not to exceed an amount (which shall not be less than zero) equal to the portion, if any, of the Available Amount on the date of such election that the Borrowers elect to apply to this Section 8.05(k), such election to be specified in a written notice of a Responsible Officer of MacDermid calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that, in the case of this Section 8.05(k), immediately after giving effect to any such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) in the case of Restricted Payments pursuant to clause (i) and (iii), the First Lien Net Leverage Ratio shall not exceed 4.50:1.00 on a Pro Forma Basis;

(l)         from the Amendment No. 1 Effective date until the date that is six months following such date, MacDermid may (i) repurchase its Equity Interests owned by any Plan Investor in exchange for Equity Interests of PSP and (ii) make payments in cash to any Plan Investor that elects the Cash Payout Option in an amount equal to such Plan Investor’s pro rata share of the Cash Payout Option; provided, that (x) concurrently with such payment, such Plan Investor’s Equity Interests in MacDermid are terminated and (y) the aggregate amount of cash payments permitted pursuant to this clause (l) shall not exceed $22,000,000 during such six month period; and

(m)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances, or other satisfactions prior to the scheduled maturity thereof with respect to the Indebtedness permitted to be secured under Section 8.01(h) in an aggregate amount not to exceed $50,000,000.

For the avoidance of doubt, the Restricted Payments permitted pursuant to Section 8.05(m) are in addition to any Restricted Payments permitted pursuant to Section 8.05(j).

8.06           Change in Nature of Business. (a)  With respect to the Borrowers and their Restricted Subsidiaries (other than Holdings and Platform Delaware Holdings, Inc.), engage in any material line of business substantially different from those lines of business conducted by the Borrower and their Restricted Subsidiaries on the Closing Date (or the Amendment No. 2 Funding Date (as defined in Amendment No. 2)) or any business substantially related or incidental thereto or reasonably ancillary or complimentary thereto.

(b)         With respect to each of Holdings and Platform Delaware Holdings Inc., engage in any business activities or own any assets or liabilities other than de minimus assets and liabilities and its ownership of the Equity Interests in MacDermid and Holdings, respectively, and liabilities incidental thereto, including its liabilities pursuant to the Loan Documents; provided that each of Holdings and Platform Delaware Holdings, Inc. may (A) engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing activities, and (iii) the entering into, and performing its obligations under, this Agreement and the other Loan Documents to which it is a party, (B)(i) pay or make of Restricted Payments to the extent expressly permitted under Section 8.05 and (ii)

guarantee Indebtedness expressly permitted to be incurred under Section 8.02 by the Borrowers and the Restricted Subsidiaries (other than Holdings and Platform Delaware Holdings Inc.) to the extent such guarantee is expressly permitted under Section 8.02.

8.07           Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Restricted Subsidiary as would be obtainable by such Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)         participation by any Borrower or any Restricted Subsidiary in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if such Borrower or such Restricted Subsidiary, as applicable, participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates;

(b)         loans and other transactions among the Loan Parties to the extent permitted by this Article VIII;

(c)         any payment from any Restricted Subsidiary to any Borrower;

(d)         Intercompany Indebtedness permitted under Section 8.02 and Restricted Payments permitted under Section 8.05;

(e)         compensation arrangements with directors and employees entered into in the ordinary course of business;

(f)         so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, fees may be paid (and expenses may be reimbursed) pursuant to and in accordance with the Advisory Agreement as such agreement is in effect on the Amendment No. 1 Effective Date;

(g)          issuance of Equity Interests (other than Disqualified Stock) of Holdings or any Borrower; or

(h)         the Reorganization.

8.08           Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness) that (a) limits the ability (i) of any Loan Party to perform its obligations under any Loan Document, (ii) except as permitted under Section 8.01 or the documentation governing any Credit Agreement Refinancing Indebtedness, of any Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or any refinancing thereof or (iii) of any Borrower or any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings, any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any Restricted Subsidiary or (b) except as permitted under Section 8.01 or the documentation governing any Credit Agreement Refinancing Indebtedness, requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided further that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder.

8.09           Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

8.10           Financial Covenants.  (a)  Solely in respect of the Revolving Credit Facility, so long as the aggregate Outstanding Amount of Revolving Loans and all L/C Obligations exceeds 25% of the used and unused Revolving Credit Commitments (a “Triggering Event”) as of the end of any fiscal quarter of PSP, permit the First Lien Net Leverage Ratio as of the last day of any fiscal quarter to exceed 6.50 to 1.00.

(b)         Right to Cure.  Notwithstanding anything to the contrary contained in Section 9.01 or 9.02, in the event that the Borrowers fail to comply with the requirements of the financial covenant set forth in Section 8.10(a) at any time when PSP is required to comply with such financial covenant, pursuant to the terms thereof, then (A) until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 7.01 (a) or (b) (the last day of such period being the “Anticipated Cure Deadline”), PSP shall have the right to issue or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form reasonably acceptable to the Administrative Agent) for cash and contribute the proceeds therefrom to Holdings in the form of cash common equity and Holdings shall be permitted to contribute the proceeds therefrom to MacDermid in the form of cash common equity (the “Cure Right”), and upon the receipt MacDermid of such cash (the “Cure Amount”), pursuant to the exercise by MacDermid of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 8.10(a) shall be recalculated giving effect to the following pro forma adjustments:

(i)           Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 8.10(a) and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs (including the determination of the Available Amount) or determining the Applicable Rate), by an amount equal to the Cure Amount; provided that (1) the receipt by MacDermid of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Rate) and (2) no Cure Amount shall reduce Indebtedness (including as “unrestricted cash or Cash Equivalents” of the Borrowers and their Restricted Subsidiaries) on a Pro Forma Basis for the applicable fiscal quarter for which such Cure Amount was contributed for purposes of calculating the financial covenant set forth in Section 8.10(a); and

(ii)           If, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the financial covenant set forth in Section 8.10(a), the Borrowers shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 8.10(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 8.10(a) that had occurred shall be deemed cured for the purposes of this Agreement; and

(iii)           (B) upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrowers intend to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 8.10(a), unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than four fiscal quarters in respect of which the Cure Right is exercised during the term of this Agreement and (iii) for purposes of this Section 8.10(b), the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 8.10(a).

8.11           Amendments of Organization Documents and Certain Other Agreements. Amend, modify or otherwise alter any of its Organization Documents in any manner that would conflict with its obligations under the Loan Documents (excluding any amendments of PSP’s Organizational Documents to effect the Reorganization; provided that such amendments are reasonably satisfactory to the Administrative Agent) or (b) the instrument or agreement governing any Indebtedness that is subordinated to the Obligations if such amendment, modification or alteration is in violation of the Customary Intercreditor Agreement entered into with respect thereto.

8.12           Accounting Changes. Make any (a) significant change in a manner adverse to the Lenders in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (b) change its fiscal year.

8.13           Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 8.04 and (ii) any capital lease obligations or Liens arising in connection therewith are permitted by Sections 8.02 and 8.01, respectively.

8.14           No Other “Designated Senior Indebtedness”.  No Borrower shall designate, nor permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable) or any Permitted Refinancing Indebtedness in respect thereof.

8.15           COMI Shift.  Ensure that its centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party incorporated in the European Union is situated in its respective jurisdiction of incorporation or formation.

8.16           UK Pensions.           Except for the UK Pension Plan, be or become at any time the employer or “connected” with or an “associate” (as those terms are used in the UK Pensions Act 2004) of the employer of a UK defined benefit pension plan, other than as would not have or reasonably be expected to have a Material Adverse Effect.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01           Events of Default. Any of the following shall constitute an Event of Default:

(a)         Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any Commitment Fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants. Any Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 7.01, 7.02, or 7.03, if such failure continues for three Business Days or (ii) Sections 7.05, 7.09, 7.10, 7.11, 7.17 or Article VIII; provided that any Event of Default under Section 8.10 shall not constitute an Event of Default with respect to the Term Loan Facility or any New Term Loan Facility until the earlier of (i) the date that is 30 days after the date such Event of Default arises with respect to the Revolving Credit Facility and (ii) the date on which the Administrative Agent or the Revolving Credit Lenders exercise any remedies with respect to the Revolving Credit Facility in accordance with Section 9.02 and provided further that any Event of Default under Section 8.10 may be waived, amended or otherwise modified from time to time pursuant to clause (i) of Section 11.01; or

(c)         Other Defaults. Any Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days of the earlier of (i) a Responsible Officer of any Loan Party has knowledge of such failure or (ii) receipt by PSP of notice from the Administrative Agent or the Required Lenders of such default; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in each case in any material respect, when made or deemed made; or

(e)         Cross-Default. (i) Any Loan Party or any Significant Subsidiary (or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Restricted Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary (or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary (or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)         Judgments. There is entered against any Loan Party or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Borrower and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)         ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount or (iii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code or under Section 303(k) of ERISA in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)         Reserved; or

(l)         Change of Control. There occurs any Change of Control; or

(m)         Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 5.01 of the Existing First Lien Credit Agreement, Amendment No. 1, Amendment No. 2 or Section 7.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (subject to Liens expressly permitted under the Loan Documents) (other than by reason of the failure of the Collateral Agent to retain possession of Collateral physically delivered to it (other than due to any act or failure to act by PSP or its Subsidiaries) or the failure of the Collateral Agent to timely file Uniform Commercial Code statements or continuation statements or other perfection filings (other than due to any act or failure to act by PSP or its Subsidiaries) and is not, upon the written request of an Agent, promptly corrected; or

(n)         UK Pensions. The Pensions Regulator issues a Contribution Notice or Financial Support Direction to any Loan Party or Restricted Subsidiary which has or would be reasonably likely to have a Material Adverse Effect.

9.02           Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders, shall take any or all of the following actions (it being understood that during any period during which an Event of Default under Section 8.10 exists solely with respect to the Revolving Credit Facility, the Administrative Agent may, and at the request of the Majority Facility Lenders in respect of the Revolving Credit Facility, shall take any of the actions described below solely as they relate to the Revolving Credit Facility):

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)         require that the Revolving Credit Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d)         exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an event with respect to Holdings or any Borrower described in Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Revolving Credit Borrowers to Cash Collateralize the L/C Obligations

as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03           Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and an Agent, an Arranger, the Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing, ratably among the Lenders, the L/C Issuer, the Hedge Banks and any Affiliate of a Lender in proportion to the respective amounts described in this clause Fourth payable to or held by them and (d) to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize 105% of that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X
THE AGENTS AND THE ARRANGER

10.01           Appointment and Authority.

(a)         Each of the Lenders and the L/C Issuer hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)         Each of the Lenders (in its capacities as a Lender and potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Collateral Agent (for purposes of this Article X, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and hereby authorizes the Collateral Agent to acquire, hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agents and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

10.02           Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

10.03           Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with PSP or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.04           Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a)         shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)         shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

Each Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default is given to such Agent by any Borrower, a Lender or the L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.05           Reliance by Agents.

(a)         Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, an Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for PSP or any of its Restricted Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)         Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in Section 5.01 of the Existing First Lien Credit Agreement, Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.06           Non-Reliance on Agents and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents, the Arranger, the Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents, the Arranger, the Syndication Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.07           Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and, subject to the last sentence of this Section 10.07, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.  In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (a) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (b) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (c) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent hereunder.

10.08           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j) and 2.09) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

10.09           Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a)         to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations not yet accrued and payable and obligations in respect of Treasury Management Agreements and (y) Obligations under Secured Hedge Agreements; provided that the net termination liability under or in respect of, and other amounts due and payable under, each Secured Hedge Agreement at such time shall have been paid or secured in the manner provided in such Secured Hedge Agreement or by a collateral arrangement reasonably satisfactory to the relevant Hedge Bank in its sole discretion) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)         to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.09. In each case as specified in this Section 10.09, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

10.10           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arranger and the Syndication Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the L/C Issuer hereunder.

ARTICLE XI
MISCELLANEOUS

11.01           Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and MacDermid or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b)         postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;

(d)         amend or modify the pro rata requirements of Section 3.07, change the provision in Section 11.06(a)(i), change any provision of this Section 11.01 or the definitions of “Required Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(e)         change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(f)         release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)         release Holdings, any Borrower or all or substantially all of the Subsidiary Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender;

(h)         impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder with respect to any Facility without the written consent of the Majority Facility Lenders then in effect in respect of such Facility. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations shall be deemed to be held by such Lender;

(i)         amend, waive or otherwise modify any of the terms and provisions (and related definitions) of Section 8.10 (even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder) or any of the terms and provisions of the proviso set forth in Section 9.01(b), without the written consent of the Majority Facility Lenders in respect of the Revolving Credit Facility, and, notwithstanding anything else in this Agreement to the contrary, any such amendment, waiver or other modification shall be effective for all purposes of this Agreement with the written consent of only the Majority Facility Lenders in respect of the Revolving Credit Facility (or the Administrative Agent with the prior written consent thereof), on the one hand, and MacDermid, on the other hand;

(j)         modify the protections afforded to an SPC pursuant to the provisions of Section 11.06(b)(vii) without the written consent of such SPC; or

(k)         amend, modify or waive (i) any Loan Document so as to alter the ratable treatment of Obligations under Secured Hedge Agreements or (ii) the definition of “Hedge Bank,” “Secured Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Hedge Bank with Obligations then outstanding without the written consent of any such Hedge Bank, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02           Notices and Other Communications; Facsimile Copies.

(a)         Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)           if to Holdings, the Borrowers, the Agents, or the L/C Issuer, to the address, telecopier number or electronic mail address specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer, any Arranger or the Syndication Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer, any Arranger or the Syndication Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)         Change of Address, Etc. Each of Holdings, the Borrowers, the Agents, and the L/C Issuer may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Holdings, the Borrowers, the Agents, and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)         Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03           No Waiver; Cumulative Remedies. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04           Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. The Loan Parties shall (i) reimburse from time to time, upon presentation of a reasonably detailed statement all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arranger, the Syndication Agent, each Lender, the L/C Issuer and their respective Affiliates (including the fees and expenses, to one primary counsel and, if reasonably necessary, to one local counsel in each appropriate jurisdiction and one special counsel and, solely in the case of an actual or perceived conflict of interest, one or more additional counsel for each affected group), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the aggregate amount of the foregoing expenses for legal counsel in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents described in this clause (i) for which the Loan Parties shall be responsible shall not exceed the amount set forth in the Commitment Letter; provided, further that the aggregate amount of the foregoing expenses (other than legal fees) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents described in this clause (i) for which the Loan Parties shall be responsible shall not exceed the amount set forth in the Commitment Letter, (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reimburse from time to time, upon presentation of a reasonably detailed statement, all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arranger, the Syndication Agent, the L/C Issuer, any Lender (including the reasonable fees and expenses to one primary counsel and, if reasonably necessary, to one local counsel in each appropriate jurisdiction and one special counsel and, solely in the case of an actual or perceived conflict of interest, one or more additional counsel for each affected group), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         Indemnification by Holdings and the Borrowers. Holdings and each Borrower shall indemnify the Agents (and any sub-agent thereof), the Arranger, the Syndication Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of its Restricted Subsidiaries, or any other Environmental Claim or Environmental Liability related in any way to any Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)         Reimbursement by Lenders. To the extent that Holdings or any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by either of them to the Agents (or any sub-agent thereof), the Arranger, the Syndication Agent, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Arranger, the Syndication Agent, the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent), the Arranger, the Syndication Agent, or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent), the Arranger, the Syndication Agent, or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Holdings and each Borrower each shall not assert, and Holdings and each Borrower each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

(f)         Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05           Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Agents or any Lender, or the Agents or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand their applicable share of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06           Successors and Assigns.

(a)         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Holdings, any Borrower or any other Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (and any attempted assignment without such consent shall be null and void); and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 11.06(b) or 11.06(i), (B) by way of participation in accordance with the provisions of Section 11.06(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           no minimum amount need be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility and (y) an assignment by a Lender to any other Lenders, Affiliates and Approved Funds; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, (i) in the case of any Facility (other than the Multicurrency Revolving Credit Facility), $1,000,000, in the case of any assignment under such Facility and (ii) in the case of the Multicurrency Revolving Credit Facility, the Dollar Equivalent of $1,000,000, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, MacDermid otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group with respect to any Lender and concurrent assignments from members of an Assignee Group with respect to any Lender to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis. If any such assignment shall be of the assigning Lender’s Dollar Revolving Credit Outstandings and Dollar Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Dollar Revolving Credit Outstandings and Dollar Revolving Credit Commitment. If any such assignment shall be of the assigning Lender’s Multicurrency Revolving Credit Outstandings and Multicurrency Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Multicurrency Revolving Credit Outstandings and Multicurrency Revolving Credit Commitments;

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of MacDermid (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and (3) such assignment is during the primary syndication of the Loans and Commitments to Persons identified by the Administrative Agent to MacDermid on or prior to the Closing Date; provided, that if MacDermid has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to MacDermid, MacDermid shall be deemed to have consented to such assignment;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (such Assignment and Assumption to be delivered via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).  The assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d);

(v)           No such assignment shall be made to any Borrower or any of its Affiliates or Restricted Subsidiaries;

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural person;

(vii)           SPC.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Revolving Credit Borrowers or Term Loan Borrowers, as applicable, all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.06(b)(vii), any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by MacDermid and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC;

(viii)           No Assignment to Defaulting Lender.  No such assignment shall be made to any Defaulting Lender or any of its Restricted Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender; and

(ix)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of MacDermid and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, each other Lender hereunder (and interest accrued thereon) and the Borrowers, and (y) acquire (and fund as appropriate) its full pro rata share of all outstanding Term Loans and/or Revolving Credit Commitments, as applicable, and all participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)         Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the

Administrative Agent and, if required, MacDermid and each L/C Issuer to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (c).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Lender (with respect to any entry relating to such Lender’s Commitment or Loans) and any L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of its Affiliates or Restricted Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(b), (c), (d), (f) or (g) that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)         Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with MacDermid’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless MacDermid is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable, to comply with Section 11.14(a) as though it were a Lender.

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i)         Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to PSP or any of its Subsidiaries, but only if:

(i)  such assignment is made pursuant to a Dutch Auction open to all Lenders holding Term Loans of the specified Tranche on a pro rata basis;

(ii)  no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)  any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by PSP or any of its Subsidiaries; and

(iv)  PSP and its Subsidiaries do not use the proceeds of any Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14 or extended pursuant to Section 2.16) to acquire such Term Loans.

11.07           Confidentiality. Each Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors (including accountants, legal counsel and other advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement, any suit, any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the obligations of the Loan Parties; (g) with the consent of the Borrowers; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to each Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, each Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to each Agent and the Lenders in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. “Information” means all information received from any Loan Party or any Restricted Subsidiary thereof relating to any Loan Party or any Restricted Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Restricted Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Restricted Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08           Setoff.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 9.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 9.02, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender and their respective Affiliates may have.

11.09           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10           Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or e-mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

11.11           Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14           Tax Forms (a) (i)  Each Lender with respect to a Loan or Commitment extended to a US Borrower, if such Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally able to do so, deliver to the Administrative Agent and the Borrowers, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or such other applicable evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax (including, in the case of a Foreign Lender claiming any exemption pursuant to Section 881(c) of the Code, a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (each a “Tax Compliance Certificate”).

(ii)           Each Foreign Lender with respect to a Loan or Commitment extended to a US Borrower, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall, to the extent that it is legally able to do so, deliver to the Administrative Agent and the Borrowers on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent and the Borrowers (in the reasonable exercise of their discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with IRS Form W-8ECI, IRS Form W-8BEN, Tax Compliance Certificates, IRS Form W-9, and/or any other certificate or statement of exemption from each beneficial owner required under the Code, as applicable.

(b)         Each Lender with respect to a Loan or Commitment extended to a US Borrower that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9 or otherwise establish an exemption from United States back-up withholding tax. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)         If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)         To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 11.14(d), each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.14(d). The agreements in this Section 11.14(d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the termination of the Total Revolving Credit Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(e)         Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent and the Borrowers in writing of its legal inability to do so.

11.15           Replacement of Lenders.  Under any circumstances set forth herein providing that the Borrowers shall have the right to replace a Lender as a party to this Agreement, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign all of its interests, rights and obligations (or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of a percentage of the Lenders other than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification), with the assignment fee to be paid by the Borrowers in such instance, pursuant to Section 11.06(b) to one or more other Lenders or Eligible Assignees procured by the Borrowers; provided, however, that if the Borrowers elect to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Sections 3.01 or 3.04.  The Borrowers shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05 or 2.05(a)(iv), as applicable), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as it may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 11.15.

11.16           Governing Law. (a) THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

(b)         EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c)         EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY WITH OFFICES ON THE DATE HEREOF IN NEW YORK, NEW YORK (OR SUCH OTHER AGENT TO RECEIVE SERVICE OF PROCESS IN NEW YORK, NEW YORK AS IS REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE, AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH LOAN PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE 11.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR

TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWERS IN ANY OTHER JURISDICTION.

11.17           Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent, the L/C Issuer and the Lenders.

11.18           Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.19           USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.20           Waiver of Notice of Termination. Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

11.21           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

11.22           Reserved.

11.23           Judgment Currency.  (a)  The obligations of the Revolving Credit Borrowers or any other Borrower hereunder and under the other Loan Documents to make payments in Dollars or an Alternative Currency, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loans Documents.  If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.24           Co-Borrowers.

(a)           Joint and Several Liability.  Subject in all cases to the Agreed Security Principles, all Obligations of the Tranche B Term Loan Borrowers and the Revolving Credit Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Tranche B Term Loan Borrower and Revolving Credit Borrower.  Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Tranche B Term Loan Borrower and Revolving Credit Borrower hereunder, solely to the extent that such Tranche B Term Loan Borrower or Revolving Credit Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code of the United States, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Tranche B Term Loan Borrower or Revolving Credit Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Tranche B Term Loan Borrower or Revolving Credit Borrower in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Tranche B Term Loan Borrower or Revolving Credit Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Tranche B Term Loan Borrower or Revolving Credit Borrower and other Affiliates of any Loan Party of Obligations arising under the Guaranty by such parties.

(b)           Subrogation.  Until the Obligations shall have been paid in full in cash, each Tranche B Term Loan Borrower and Revolving Credit Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Tranche B Term Loan Borrowers or Revolving Credit Borrowers or any other guarantor of the Obligations.  Each Tranche B Term Loan Borrower and Revolving Credit Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Tranche B Term Loan Borrower or Revolving Credit Borrower may have against the other Tranche B Term Loan Borrowers or Revolving Credit Borrowers, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights Collateral Agent may have against the other Tranche B Term Loan Borrowers or Revolving Credit Borrowers, any such collateral or security, and any such other guarantor.  The Tranche B Term Loan Borrowers and Revolving Credit Borrowers under this Agreement and the other Loan Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents.  Accordingly, in the event any payment or distribution is made on any date by any Tranche B Term Loan Borrower or Revolving Credit Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Tranche B Term Loan Borrowers and Revolving Credit Borrowers in the amount of such other Tranche B Term Loan Borrower or Revolving Credit Borrower’s Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each

Tranche B Term Loan Borrower or Revolving Credit Borrower’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date.  “Obligation Fair Share” means, with respect to a Tranche B Term Loan Borrower or Revolving Credit Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Tranche B Term Loan Borrower or Revolving Credit Borrower to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all Tranche B Term Loan Borrowers and Revolving Credit Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guarantied.  “Obligation Fair Share Shortfall” means, with respect to a Tranche B Term Loan Borrower or Revolving Credit Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Tranche B Term Loan Borrower or Revolving Credit Borrower over the Obligation Aggregate Payments of such Tranche B Term Loan Borrower or Revolving Credit Borrower.  “Obligation Fair Share Contribution Amount” means, with respect to a Tranche B Term Loan Borrower or Revolving Credit Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Tranche B Term Loan Borrower or Revolving Credit Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Tranche B Term Loan Borrower or Revolving Credit Borrower for purposes of this Section 11.24, any assets or liabilities of such Loan Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Tranche B Term Loan Borrower or Revolving Credit Borrower.  “Obligation Aggregate Payments” means, with respect to a Tranche B Term Loan Borrower or Revolving Credit Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Tranche B Term Loan Borrower or Revolving Credit Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 11.24) minus (ii) the aggregate amount of all payments received on or before such date by such Tranche B Term Loan Borrower or Revolving Credit Borrower from the other Tranche B Term Loan Borrower or Revolving Credit Borrower as contributions under this Section 11.24.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower.  The allocation among the Tranche B Term Loan Borrowers and Revolving Credit Borrowers of their Obligations as set forth in this Section 11.24 shall not be construed in any way to limit the liability of any Tranche B Term Loan Borrower or Revolving Credit Borrower hereunder or under any Loan Document.

(c)           Representative of Tranche B Term Loan Borrowers and Revolving Credit Borrowers.  PSP hereby appoints MacDermid as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Tranche B Term Loan Borrowers and Revolving Credit Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by the Tranche B Term Loan Borrowers and Revolving Credit Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing.  PSP agrees that any action taken by MacDermid as the agent, attorney-in-fact and representative of PSP shall be binding upon PSP to the same extent as if directly taken by PSP.

(d)           Allocation of Loans.  All Revolving Credit Loans and Term Loans shall be made to MacDermid as borrower unless a different allocation of the Loans as between MacDermid and PSP with respect to any borrowing hereunder is included in the applicable Committed Loan Notice.

(e)           Obligations Absolute.  Each Tranche B Term Loan Borrower and Revolving Credit Borrower hereby waives, for the benefit of Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Tranche B Term Loan Borrower or Revolving Credit Borrower, to (i) proceed against any other Tranche B Term Loan Borrower or Revolving Credit Borrower, any guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) proceed against or exhaust any security held from any other Tranche B Term Loan Borrower or Revolving Credit Borrower, any guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account (as defined in the Pledge and Security Agreement) or credit on the books of any Secured Party in favor of any other Tranche B Term Loan Borrower or Revolving Credit Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Tranche B Term Loan Borrower or Revolving Credit Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Tranche B Term Loan Borrower or Revolving Credit Borrower or any Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Tranche B Term Loan Borrower or Revolving Credit Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Tranche B Term Loan Borrower or Revolving Credit Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under the Treasury Management Agreements, Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Tranche B Term Loan Borrowers and Revolving Credit Borrowers and notices of any of the matters referred to in Section 4.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MACDERMID HOLDINGS, LLC
By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Chief Financial Officer

MACDERMID, INCORPORATED
By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Chief Financial Officer and Senior Vice President

PLATFORM SPECIALTY PRODUCTS CORPORATION
By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Chief Financial Officer and Senior Vice President

PLATFORM DELAWARE HOLDINGS, INC.
By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Chief Financial Officer and Secretary

AUTOTYPE HOLDINGS (USA) INC.
BAYPORT CHEMICAL SERVICE, INC.
CANNING GUMM, LLC
ECHO INTERNATIONAL, INC.
MACDERMID ANION, INC.
MACDERMID ACUMEN, INC.
MACDERMID AUTOTYPE INCORPORATED
MACDERMID BRAZIL, INC.
MACDERMID GROUP, INC.
MACDERMID HOUSTON, INC.
MACDERMID INTERNATIONAL INVESTMENTS, LLC
MACDERMID INVESTMENT CORP.
MACDERMID OFFSHORE SOLUTIONS, LLC
MACDERMID OVERSEAS ASIA LIMITED
MACDERMID PRINTING SOLUTIONS ACUMEN, INC.
MACDERMID PRINTING SOLUTIONS, LLC
MACDERMID PUBLICATION & COATING PLATES, LLC
MACDERMID SOUTH AMERICA, INCORPORATED
MACDERMID SOUTH ATLANTIC, INCORPORATED
MACDERMID TEXAS, INC.
MACDERMID US HOLDINGS, LLC
MRD ACQUISITION CORP.
NAPP PRINTING PLATE DISTRIBUTION, INC.
NAPP SYSTEMS INC.
SPECIALTY POLYMERS, INC.
W. CANNING INC.
W. CANNING LTD.
W. CANNING USA, LLC

By:  /s/ Frank J. Monteiro
Name:  Frank J. Monteiro
Title:     President

DYNACIRCUITS, LLC
By:	MacDermid, Incorporated, its member

	By:	/s/ Frank J. Monteiro
		Name:	Frank J. Monteiro
		Title:	Chief Financial Officer and Senior Vice President

By:	Echo International, Inc., its member
	By:	/s/ Frank J. Monteiro
		Name:	Frank J. Monteiro
		Title:	President

MACDERMID INTERNATIONAL PARTNERS

By:	MacDermid, Incorporated, its partner

	By:	/s/ Frank J. Monteiro
		Name:	Frank J. Monteiro
		Title:	Chief Financial Officer and Senior Vice President

By:	MacDermid Overseas Asia Limited, its partner

	By:	/s/ Frank J. Monteiro
		Name:	Frank J. Monteiro
		Title:	President

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and L/C Issuer
By:	/s/ Kevin Crealese
	Name:	Kevin Crealese
	Title:	Managing Director